Exhibit 10.33

AMENDED AND RESTATED CREDIT AGREEMENT AND GUARANTY

dated as of

February 14, 2008

among

HAMPSHIRE GROUP, LIMITED,

as Borrower,

HAMPSHIRE GROUP, LIMITED,
HAMPSHIRE DESIGNERS, INC.,
ITEM-EYES, INC.,
SB CORPORATION
and
SHANE HUNTER, INC.
as Letter of Credit Account Parties,

HAMPSHIRE DESIGNERS, INC.,
ITEM-EYES, INC.,
and
SHANE HUNTER, INC.
as Guarantors,

and

HSBC BANK USA, NATIONAL ASSOCIATION,
JPMORGAN CHASE BANK, N.A.,
ISRAEL DISCOUNT BANK OF NEW YORK,
WACHOVIA BANK, NATIONAL ASSOCIATION,
BANK LEUMI USA,
and
SOVEREIGN BANK
as Banks,

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Agent

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Pledge Agreement
Exhibit B	Form of Security Agreement
Exhibit C	Form of Trademark Security Agreement
Exhibit D	Form of Borrowing Notice
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Revolving Credit Note
Exhibit G	Form of Term Note
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Reaffirmation Agreement

Schedules

Schedule 1.01(a)	Eligible Inventory Locations
Schedule 1.01(b)	Eligible Trade Letter of Credit Locations
Schedule 1.01(c)	Existing Letters of Credit
Schedule 7.04	Litigation
Schedule 7.06	Trademarks
Schedule 7.09	Direct and Indirect Subsidiaries; Inactive Subsidiaries; Ownership of Guarantors, Investments
Schedule 7.13	Labor Disputes and Acts of God
Schedule 7.21	Deposit and Securities Accounts
Schedule 9.03	Permitted Liens

AMENDED AND RESTATED CREDIT AGREEMENT AND GUARANTY dated as of February 14, 2008, among HAMPSHIRE GROUP, LIMITED, (“Borrower”), HAMPSHIRE DESIGNERS, INC., (“Designers”), ITEM-EYES, INC. (“Item-Eyes”), SB CORPORATION (“SB”) and SHANE HUNTER, INC. (“Shane Hunter”), HSBC BANK USA, NATIONAL ASSOCIATION,  (“HSBC”), JPMORGAN CHASE BANK, N.A. (“Chase”), ISRAEL DISCOUNT BANK OF NEW YORK (“IDB”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”),  BANK LEUMI USA (“Bank Leumi”),  and SOVEREIGN BANK (“Sovereign”, and together with HSBC, Chase, IDB, Wachovia, Bank Leumi, individually a “Bank” and collectively the “Banks”), HSBC as Letter of Credit Issuing Bank for all Letters of Credit, and HSBC, as Agent for the Banks (in such capacity, together with any successors in such capacity, the “Agent”).

RECITALS:

(1)           The Borrower, the Guarantors, HSBC, Chase, IDB, Wachovia, Sovereign (as assignee of Bank of America, N.A. (“BofA”)) and Bank Leumi (as assignee of The CIT Group/Commercial Services, Inc. (“CIT”)) and the Agent have entered into a Credit Agreement and Guaranty dated as of August 15, 2003, as amended by Amendment No. 1 dated as of December 29, 2004, by Amendment No. 2 dated as of November 10, 2005, by Amendment No. 3 and Waiver dated as of August 8, 2006, by Waiver dated as of October 13, 2006, by Amendment No. 4 and Waiver dated as of December 29, 2006, by Amendment No. 5 and Waiver dated as of March 30, 2007, by Amendment No. 6 dated as of July 11, 2007, by Waiver dated as of July 25, 2007, by Waiver dated as of August 31, 2007, by Amendment No. 7 dated as of September 17, 2007, by Consent and Waiver to Credit Agreement and Amendment to Security Agreement, dated as of November 1, 2007, by Amendment No. 8 dated as of December 13, 2007, and by Waiver dated as of January 7, 2008 (as amended, the “Existing Agreement”).

(2)           Each Bank shall be deemed, upon  the Restatement Date (as defined below), to have exchanged its Revolving Credit Commitment, its Trade Letter of Credit Commitment and its Standby Letter of Credit Commitment (as each such term is defined in the Existing Agreement) for  the Revolving Credit Commitment, the Trade Letter of Credit Commitment and the Standby Letter of Credit Commitment (as each such term is defined below), respectively,  in an amount equal to its Pro Rata Share (as defined below).

(3)           The Borrower, the Guarantors, the Banks and the Agent wish to amend the Existing Agreement to make certain changes in the terms of the Existing Agreement, acknowledge and admit Bank Leumi and Sovereign as the Banks, release and remove CIT and BofA as Banks, and to restate the Existing Agreement in its entirety.

(4)           The parties hereto intend that (a) the Obligations (as defined in the Existing Agreement) that remain unpaid and outstanding as of the Restatement Date shall continue to exist under this Agreement on the terms set forth herein, (b) any letter of credit outstanding under the Existing Agreement as of the Restatement Date shall be Letters of Credit under and as defined in this Agreement and(c) the Collateral (as defined in the Existing Agreement), other than Excluded Collateral (as defined below) shall continue to secure the Obligations (as defined below).

(5)           Following such restatement, this Agreement will set forth the definitive terms and conditions of the agreement of the Borrower, the Guarantors, the Banks and the Agent regarding the matters covered by this Agreement as of the date the Existing Agreement is restated (the “Restatement Date”), and the Existing Agreement will continue to govern such terms prior to such date.

NOW, THEREFORE, in consideration for the foregoing agreements and for other good and valuable consideration whose receipt and sufficiency are acknowledged, the Borrower, the Guarantors, the Banks and the Agent hereby agree as follows:

ARTICLE I

DEFINITIONS, ACCOUNTING TERMS AND RULES OF CONSTRUCTION

Section 1.01 Definitions.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

“Accounts” means all of the accounts receivable as defined in the Master Security Agreement and the Guarantor Security Agreements.

“Affiliate” means, as to any Person, any other Person:  (a) which directly or indirectly controls, or is controlled by, or is under common control with such Person; (b) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means HSBC, when acting in its capacity as Agent under any of the Loan Documents, and any successor thereto.

“Agent’s Office” means the address of HSBC as set forth on the signature page of this Agreement, or such other address as HSBC may designate by written notice to Borrower, the Guarantors and the Banks.

“Agreement” means this Amended and Restated Credit Agreement and Guaranty.

“Airway Guaranty” has the meaning set forth in Section 3.09 hereof.

“Applicable Margin” means (a) with respect to a Revolving Eurodollar Loan, one and twenty five hundredths percent (1.25%), and (b) with respect to the  Term Loan, one and seventy five hundredths percent (1.75%).

“Applicable Percentage” means the percentage set forth in the column entitled “Applicable Percentage” in the definition of Permitted Investments.

“Application” means the application by a Letter of Credit Party for a Letter of Credit.

“Assignment and Acceptance” means an Assignment and Acceptance substantially in the form of Exhibit H hereto.

“Assignment of Proceeds Agreement” means an Assignment of Factored Credit Balance and Proceeds Agreement or other similar agreement, in form and substance reasonably satisfactory to Agent, duly executed by Borrower and the Restricted Subsidiaries and any Factor and a Consent and Acknowledgment thereto duly executed by such Factor.

“Augmenting Bank” has the meaning set forth in Section 2.01(b)(ii) hereof.

“Authorized Person” means any duly authorized officer or employee, or combination thereof of Borrower.

“Availability for Revolving Credit Loans” means the lesser of (a) the Revolving Credit Commitment minus the sum of: (i) the outstanding aggregate principal amount of the Term Loan, if any, and (ii) the Letter of Credit Obligations and (b) the Borrowing Base minus the Letter of Credit Obligations.

“Availability Reserves” shall mean, as of any date of determination, such reserves in amounts as Agent may from time to time establish and revise in good faith in accordance with customary credit practices in the commercial finance industry reducing the amount of Revolving Credit Loans and Letters of Credit which would otherwise be available to the Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined in good faith by Agent in accordance with its customary credit practices, do or could reasonably be expected to adversely affect either (i) the Collateral or its value, (ii) the assets or business of the Borrower or any Restricted Subsidiary of the Borrower or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect  Agent’s good faith belief that any collateral report or financial information furnished to it or any Bank by or on behalf of the Borrower or any Subsidiary of the Borrower, is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or the passage of time or both, constitute an Event of Default.  The amount of any Availability Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

“Bank” or “Banks” has the meaning set forth in the preamble to this Agreement.

“Bank Equity” has the meaning set forth in Section 9.06 hereof.

“Bank Parties” means Agent, each of the Banks and each of the Letter of Credit Issuing Banks.

“Banking Day” means any day on which commercial banks are not authorized or required to close in London, England, New York City, New York, Greenville, South Carolina or Anderson, South Carolina.

“Blocked Person Annex” has the meaning set forth in Section 7.24 hereof.

“Board of Governors” means the Board of Governors of the Federal Reserve System or any successor.

“Book Value” shall mean, as to any inventory in respect of which such amount is to be determined, the lower of (a) the cost (as reflected in the general ledgers of Designers, Item-Eyes, Shane Hunter or, with the approval of Agent, any other existing or future Subsidiary of the Borrower), as applicable or (b) market value (both cost and market value being determined in accordance with GAAP calculated on a first in first out basis).

“Borrower Pledge Agreement” means the Pledge Agreement dated August 15, 2003 executed by Borrower in favor of Agent for the ratable benefit of the Bank Parties, as amended by the First Amendment dated as of December 6, 2006, as amended and reaffirmed by the Borrower pursuant to the Reaffirmation Agreement.

“Borrower Trademark Security Agreement” means the Collateral Assignment and Trademark Collateral Assignment and Security Agreement dated August 15, 2003 executed by Borrower in favor of Agent for the ratable benefit of the Bank Parties, as amended by the First Amendment dated as of December 6, 2006 and by the Consent and Waiver to Credit Agreement and Amendment to Security Agreement dated as of November 1, 2007, and as amended and reaffirmed by the Borrower pursuant to the Reaffirmation Agreement.

“Borrowing Base” shall mean, at any time, an amount equal to the lesser of

(a)           the aggregate amount of the Revolving Credit Commitment minus the outstanding aggregate principal amount of the Term Loan; or

(b)           the sum of (without duplication):

(i)           the Applicable Percentage of Cash Collateral (provided, however, that notwithstanding any other provision of this Agreement, the value of such Cash Collateral shall be the value of Cash Collateral as of the date of the Borrowing Base Certificate in which such Borrowing Base calculation appears), plus

(ii)          eighty-five percent (85%) of the Net Amount of Eligible Accounts, plus

(iii)         fifty percent (50%) of Net Amount of Eligible Inventory, plus

(iv)         fifty percent (50%) of the aggregate undrawn amount of all outstanding Eligible Trade Letters of Credit, plus

(v)          fifty percent (50%) of the amount of Eligible In-Transit Inventory, plus

(vi)         the Supplemental Amount, less

(vii)        Availability Reserves.

“Borrowing Base Certificate” means the certificate substantially in the form of Exhibit E hereto.

“Borrowing Notice” has the meaning set forth in Section 2.03 hereof.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash Collateral”  means cash and Cash Equivalents, and any interest or other income earned thereon, that is delivered to Agent as Collateral for the Obligations and held in the Cash Collateral Account.

“Cash Collateral Account” means a savings, checking, time deposit or securities account at HSBC (or HSBC Brokerage (USA) Inc. or HSBC acting in a brokerage capacity), which account shall be subject to Agent’s Lien for the benefit of the Banks.

“Cash Equivalents” means the first 16 types of investments set forth in the definition of “Permitted Investments”.

“Change of Control” means any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall have become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Shares entitled to exercise more than 51% of the total power of all outstanding Voting Shares of the Borrower  (including any Voting Shares which are not then outstanding of which such person or group is deemed the beneficial owner). For purposes of this definition, the term “Voting Shares” shall mean all outstanding shares of any class or classes (however designated) of capital stock of the Borrower entitled to vote generally in the election of members of the Board of Directors thereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all personal property subject to a Lien granted by any of the Security Documents and this Agreement, but in no event shall Collateral include Excluded Collateral (as defined in the Security Documents).

“Collateral Monitor” means HSBC, when acting in its capacity as Collateral Monitor under any of the Loan Documents, and any successor thereto.

“Commitment Increase Amount” has the meaning set forth in Section 2.01(b)(i) hereof.

“Consolidated Amortization” means the amortization or write-off of impaired value adjustments of the intangible assets of Borrower and the Restricted Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Capital Expenditures” means the Dollar amount of gross expenditures (including the principal portion of payments under Capital Leases, net of any sublease income) made for real property, fixed assets, property, plant and equipment, and all renewals, improvements and replacements thereto (including, but not limited to, maintenance and repairs thereof but only to the extent required to be capitalized in accordance with GAAP) incurred or paid by Borrower and the Restricted Subsidiaries.  Notwithstanding anything to the contrary in the foregoing, such expenditures made for non-real estate Capital Leases in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) per Fiscal Year shall be excluded.

“Consolidated Debt” shall mean, at any date of determination, the aggregate amount of all funded debt of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

 “Consolidated Depreciation” means depreciation of Borrower and its Restricted Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization” means, for any period, Consolidated Net Income, plus Consolidated Interest Expense, plus Consolidated Taxes, plus Consolidated Depreciation, plus Consolidated Amortization, all for such period.

“Consolidated Fixed Charge Ratio” means a ratio of: (i) (a) Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization for such period, less (b) Consolidated Capital Expenditures made by the Borrower or any Restricted Subsidiary during such period, less (c) Consolidated Taxes paid during such period, to (ii) the sum of (a) Consolidated Interest Expense for such period, plus (b) Consolidated Principal Amortization for such period.

“Consolidated Interest Expense” means, for any period, all interest paid or required to be paid by Borrower and its Restricted Subsidiaries on all of their respective Debt, including the Obligations, during such period.

 “Consolidated Leverage Ratio” means, at any date of determination, the ratio of (a) Consolidated Debt as of such date to (b) Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization for the Test Period in respect of such date.

“Consolidated Net Income” means, for any period, the net income of Borrower and its Restricted Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Principal Amortization” means scheduled consolidated principal payments of all funded debt of Borrower and the Restricted Subsidiaries.

“Consolidated Tangible Net Worth” means the sum of (a) Consolidated Total Tangible Assets less (b) Consolidated Total Liabilities.

“Consolidated Taxes” means, for any period, the income and franchise taxes of Borrower and its Restricted Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

“Consolidated Total Liabilities” means total liabilities and all mandatorily redeemable preferred stock of Borrower and its Restricted Subsidiaries, on a consolidated basis, all as determined in accordance with GAAP.

 “Consolidated Total Tangible Assets” means the total assets of Borrower and its Restricted Subsidiaries, on a consolidated basis, minus all intangible assets (other than deferred taxes), including, but not limited to, non-compete contracts, employment contracts, deferred or prepaid transactions cost, capitalized research and development cost, capitalized interest, debt discount and expenses, goodwill, patents, trademarks, copyrights, franchises, licenses and other intangible assets, all as determined in accordance with GAAP.

 “Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

 “Control Agreement” means any Deposit Account Control Agreement and/or Securities Account Control Agreement among the Borrower, the Deposit Bank party thereto and the Agent, in form and substance reasonably satisfactory to the Agent.

 “Conversion Date” shall have the meaning set forth in Section 2.02(a) hereof.

“Credit Facilities” means, collectively, the Revolving Credit Loans, the Term Loan (if any) and the Letters of Credit.

“Debt” means:  (a) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) the principal portion of obligations as lessee under Capital Leases; (c) obligations under letters of credit issued for the account of any Person; (d) all obligations arising under bankers’ or trade acceptance facilities of any Person; (e) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (f) all obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed.  For purposes of the foregoing, the amount of any Debt described in clause (e) shall be equal to the lesser of (A) the amount of the primary obligation in respect to which such guaranty is issued and (B) the maximum liability amount under the terms of such guaranty.

“Declined Share” has the meaning set forth in Section 2.01(b)(ii) hereof.

“Default” means any event which, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Default Rate” means, at any time, a rate of interest equal to 2% per annum plus the highest rate that would then be applicable to Prime Rate Loans; provided, that, if the Default Rate is implemented and the applicable Obligation is a Revolving Credit Loan or the Term Loan, Default Rate shall mean, with respect to an amount of any such Loan not paid when due, a rate per annum equal to two percent (2%) above the Interest Rate then in effect thereon.

“Deposit Account” has the meaning given to such term in the Uniform Commercial Code.

 “Deposit Bank” means such Bank or Person maintaining any of the Borrower’s Deposit Accounts or Securities Accounts.

 “Designers” means Hampshire Designers, Inc., a Delaware corporation.

“Designers Pledge Agreement” means the Pledge Agreement dated August 15, 2003 executed by Designers in favor of Agent for the ratable benefit of the Bank Parties, as amended and reaffirmed by Designers pursuant to the Reaffirmation Agreement.

“Designers Trademark Security Agreement” means the Trademark Collateral Assignment and Security Agreement dated August 15, 2003 executed by Designers in favor of Agent for the ratable benefit of the Bank Parties, as amended and reaffirmed by Designers pursuant to the Reaffirmation Agreement.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Accounts” shall mean (a) the trade accounts receivable created in the ordinary course of business by Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, which (i) are subject to a valid, first priority, fully perfected security interest in favor of Agent for the ratable benefit of the Bank Parties and which conform to the representations and warranties contained herein and in the Loan Documents, and (ii) at all times shall continue to be acceptable to Agent based on the criteria set forth below, as revised from time to time by the Agent in good faith (the “Non-Factored Accounts”), and, (b) the Factored Accounts, but only to the extent a Factor has the credit risk with respect to such Factored Accounts pursuant to the applicable Factoring Agreement with such Factor, and provided, further, that such Factored Accounts remain subject to an Assignment of Proceeds Agreement and the Factor has otherwise agreed to the terms set forth in Section 9.03(e)(iii) hereof.

In general, the Non-Factored Accounts may, as determined by Agent in good faith, be deemed eligible if:

(a)           delivery of the merchandise has been completed;

(b)           no return, rejection or repossession has occurred;

(c)           the merchandise has been accepted by the account debtor without dispute, setoff, defense or counterclaim;

(d)           such trade account receivable is unconditionally payable in Dollars within 90 days of the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or document, Notwithstanding the prior sentence, a trade account receivable payable more than 90 days but less than 150 days from the invoice date may be eligible (the “Over 90 Receivables”) provided that, (i) such receivable is due from Ross Stores, Inc., TJX Companies Inc., Burlington Coat Factory Investment Holdings, Marshalls of MA Inc., Kohl’s Corporation and Mercury Beach-Maid Inc. or such other customer approved by Agent, (ii) such receivable is scheduled in sufficient detail to the Borrowing Base Certificate which includes such receivable, and (iii) such receivable is not more than 15 days past due;

(e)           except as otherwise provided pursuant to subclause “(d)” above with respect to the Over 90 Receivables, no more than 60 days has elapsed from the invoice due date and no more than 120 days has elapsed from the invoice date;

(f)           the account debtor is not an Affiliate of the Borrower or any Restricted Subsidiary;

(g)          such trade account receivable does not constitute an obligation of the United States or any other Governmental Authority;

(h)          the chief executive office of the account debtor with respect thereto is located in the continental United States, unless the Receivable is supported by a letter of credit or other similar obligation reasonably satisfactory to Agent or Agent has received evidence that credit insurance with respect to such Account has been assigned to Agent and names Agent as loss payee;

(i)           the account debtor with respect thereto is not also a supplier or a creditor of the Borrower or any Restricted Subsidiary, unless such supplier or creditor has executed a no offset letter reasonably satisfactory to Agent (but the portion of the Non-Factored Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Subsidiary of Borrower to such account debtor or claimed to be owed may be deemed an Eligible Account);

(j)           not more than 50% of the aggregate amount of all trade account receivables from an  account debtor with respect thereto remain unpaid more than 60 days past the invoice due date or 120 days past the invoice date;

(k)          the account debtor is not insolvent, subject to a bankruptcy, reorganization, receivership, insolvency arrangement or any similar proceeding; and

(l)           no facts, events or occurrences exist that would impair the validity, enforceability or collectibility of such trade account receivable or reduce the amount payable, or delay payment thereunder, all as determined in the good faith by Agent (provided, that, as to facts, events or occurrences that reduce the amount payable under such receivable the amount payable thereunder as so reduced, may be deemed an Eligible Account).

The aggregate amount of all Eligible Accounts of Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, shall be reduced by any reserves deemed  necessary by Agent in good faith, including a reserve in an amount which would represent the historical or anticipated ratio of dilution (i.e. returns, discounts, claims, credits, and allowances) to collections to the extent that such amounts are not already included in the Availability Reserves.

“Eligible Bank” means (i) any of the Banks, or (ii) a commercial bank organized under the laws of the United States of America or any State thereof which has a Bank Equity of not less than Two Hundred Fifty Million Dollars ($250,000,000).

“Eligible Inventory” shall mean inventory or Eligible Prior Season Inventory of Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, comprised solely of uncut fabric, yarn and finished goods located in the United States which meets all of the following specifications:

(a)           the inventory is owned by Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, free and clear of any existing Lien (other than warehouseman’s and landlord’s liens as long as a reasonably satisfactory waiver has been entered into with Agent), other than the liens and security interests in favor of Agent under the Loan Documents, it is not held on consignment and may be lawfully sold and it continues to be in full conformity with any representations and warranties made under the Loan Documents by the Borrower and its Restricted Subsidiaries to Agent with respect thereto;

(b)           Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, has the right to assignment thereof and the power to grant liens thereon and security interests with respect thereto;

(c)           the inventory arose or was acquired in the ordinary course of business of Designers, Item-Eyes, Shane Hunter or, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, as applicable and does not represent returned, second quality or damaged goods;

(d)           the inventory is readily marketable for sale by Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower;

(e)           the inventory is located at one of the addresses for locations of Collateral set forth on Schedule 1.01(a) and with respect to which inventory Agent, for the ratable benefit of the Bank Parties, has been granted and has perfected a valid, first priority security interest therein;

(f)           the inventory is not goods to be returned to a supplier of the Borrower or any Restricted Subsidiary, or, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower;

(g)           the inventory is not samples;

(h)           if the inventory is sold under a licensed trademark, with respect to each Required Licensor, Agent shall have entered into a licensor waiver letter, in form and substance satisfactory to Agent, with such Required Licensor with respect to the rights of Agent to use the trademark to sell or otherwise dispose of such inventory;

(i)           the inventory is not obsolete, slow-moving or unmerchantable and is and at all times shall continue to be acceptable to Agent in all respects as determined by Agent in good faith; and

(j)           the inventory, other than Eligible In-Transit Inventory, is not located in a warehouse or on leased premises unless Agent has entered into a warehouseman’s waiver or landlord’s waiver, as the case may be, on terms reasonably satisfactory to Agent.

“Eligible In-Transit Inventory” shall mean “in transit” fabric, yarn or finished goods inventory of Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, shipped under an Eligible Trade Letter of Credit, the amount of which is equal to the face amount of the related Eligible Trade Letter of Credit, provided that such inventory (a) has been paid for by the Borrower and has not otherwise been included in Eligible Inventory or under an Eligible Trade Letter of Credit, and (b) such inventory would otherwise qualify as Eligible Inventory and is otherwise satisfactory in all respects as determined by Agent in good faith.

“Eligible Prior Season Inventory” shall mean Prior Season Inventory which Agent determines, in good faith, to be eligible inventory.  In general, Prior Season Inventory may be deemed Eligible Prior Season Inventory if  (a) it is subject to a confirmed purchase order, (b) the cost of such inventory is an amount in the general ledger of Designers, Item-Eyes, Shane Hunter or such other existing or future Subsidiary of the Borrower approved by Agent and the Required Banks, as the case may be, which will produce, when such inventory is sold, a gross profit margin which is satisfactory to Agent, and (c) such inventory would otherwise qualify as Eligible Inventory and is otherwise satisfactory in all respects to Agent in good faith.

“Eligible Trade Letter of Credit” shall mean a commercial letter of credit issued by Agent for the account of the Borrower covering fabric, yarn or finished goods inventory of Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, for which (a) the documents of title have been or will be consigned to Agent, (b) the underlying goods have been or will be insured to the satisfaction of Agent, and (c) the underlying goods have been or will be shipped to an eligible location in the United States set forth on Schedule 1.01(b).

“Environmental Discharge” means any discharge or release by Borrower or any Restricted Subsidiaries of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any Law relating to pollution of the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the workplace, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any complaint, order, citation, letter, inquiry, notice or other written communication from any Governmental Authority (a) affecting or relating to Borrower’s or any Restricted Subsidiaries’ violation of any Environmental Law in connection with any activity or operations at any time conducted by Borrower or such Restricted Subsidiary, (b) relating to the unpermitted occurrence or Presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s or any Restricted Subsidiary’s locations or facilities, including, without limitation: (i) the existence of any contamination or possible or threatened contamination at any such location or facility and (ii) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (c) any violation or alleged violation of any relevant Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, including any rules and regulation promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or any Guarantor or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or such Guarantor; provided however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower or any Guarantor under Section 414(m) or 414(o) of the Code.

“Eurodollar Base Rate” means with respect to any Interest Period for a Eurodollar Loan, the arithmetic mean, as calculated by Agent, of the respective rates per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted at approximately 11:00 A.M. London time by the principal London branch of Agent two (2) Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the Eurodollar Loan which shall be made by Agent and outstanding during such Interest Period.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Base Rate.

 “Eurodollar Rate” means, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary to the nearest 1/100 of 1%) determined by Agent to be equal to the quotient of (a) the Eurodollar Base Rate for such Loan for such Interest Period, divided by (b) one minus the Reserve Requirement for such Loan for such Interest Period.

“Event of Default” has the meaning set forth in Section 11.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means all Deposit Accounts specifically and exclusively used as zero balance accounts or used for security deposits, payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the benefit of the Borrower’s or any of its Subsidiaries’ employees, and the accounts listed on Part II of Schedule 7.21.

“Excluded Collateral” shall have the meaning ascribed to such term in the Master Security Agreement.

 “Existing Agreement” has the meaning set forth in Recitals hereof.

“Existing Letters of Credit” means letters of credit issued pursuant to the Existing Agreement and set forth on Schedule 1.01(c) attached hereto.

“Factor” shall have the meaning set forth in Section 9.03(e) hereof.

“Factored Accounts” shall mean the trade accounts receivable of Designers, Item-Eyes, Shane Hunter and, with the approval of the Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, created in the ordinary course of business which have been purchased and/or assigned to the Factor under a Factoring Agreement, which may include trade accounts receivable for which the Factor has no credit risk.

“Factoring Agreement” means any factoring agreement by and between Borrower and/or any Restricted Subsidiary and a Factor.

“Federal Funds Rate” means, for any day, the rate per annum (rounded, if necessary, to the next greater 1/100 of 1%) equal to the rate per annum at which the Agent is offered overnight Federal funds by a Federal funds broker selected by the Agent at or about 2:00 p.m., New York time, on such day, provided that if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate at which the Agent is offered overnight Federal funds by such Federal funds broker at or about 2:00 p.m., New York time, on the next preceding Banking Day.

“Field Examination” has the meaning set forth in Section 8.07 hereof.

“Fiscal Month” means each of the twelve (12) monthly periods of Borrower’s Fiscal Year.

“Fiscal Month End Date” means the last day of any Fiscal Month of each Fiscal Year.

“Fiscal Quarter” means each of the four (4) quarterly periods of Borrower’s Fiscal Year.

“Fiscal Year” means each calendar year ending December 31.

“Foreign Lender” means any Bank that is organized under the laws of a jurisdiction other than that in which Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 7.05 hereof.

“Glamourette” means Glamourette Fashion Mills, Inc., a Delaware corporation.

“Good Faith Contest” means the contest of an item if:  (a) the item is diligently contested in good faith by appropriate proceedings timely instituted; (b) adequate reserves are established in accordance with GAAP; (c) during the period of such contest, the enforcement of any contested item is effectively stayed; and (d) the failure to pay or comply with the contested item during the period of the Good Faith Contest is not likely to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

 “Guarantor” and “Guarantors” means (i) with respect to all Obligations other than the Letter of Credit Obligations, Designers, Item-Eyes and Shane Hunter and any present or future Restricted Subsidiaries that are organized under the laws of any state or territory of the United States that are not Inactive Subsidiaries subject to Section 8.11 hereof, and (ii) with respect to all Letter of Credit Obligations, Borrower, Designers, Item-Eyes and Shane Hunter and any present or future Restricted Subsidiaries that are organized under the laws of any state or territory of the United States that are not Inactive Subsidiaries subject to Section 8.11 hereof; provided, however, that MC Inc. shall be deemed not to be a Guarantor.

“Guarantor Security Agreements” means any Security Agreements executed by any of Designers, Item-Eyes and Shane Hunter to secure the Guaranty Obligations.

 “Guaranty” means, collectively, all of the guarantees provided by the Guarantors pursuant to Section 5.01 hereof.

“Guaranty Obligations” has the meaning set forth in Section 5.01 hereof.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any applicable Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“HSBC” means HSBC Bank USA, National Association and its successors and assigns and any Person acting as agent or nominee for HSBC Bank USA, National Association and any corporation the stock of which is owned or controlled directly or indirectly by, or is under common control with, HSBC Bank USA, National Association and/or HSBC Holdings plc.

“Inactive Subsidiary” means any Subsidiary of the Borrower that has (a) revenues in the relevant Fiscal Year that do not exceed Two Hundred Fifty Thousand Dollars ($250,000) or (b) assets that do not exceed Two Hundred Fifty Thousand Dollars ($250,000).  (As of the Restatement Date, Glamourette, MCHK, MC Apparel and SB are the Inactive Subsidiaries.)

“Increasing Bank” has the meaning set forth in Section 2.01(b)(i) hereof.

“Instructions” means oral or written instructions or instructions transmitted by teleprocess given on behalf of Borrower by one or more Authorized Persons.

“Instrument” means with respect to any Letter of Credit or Steamship Guaranty, Airway Guaranty, any draft, receipt, acceptance, teletransmission, including, but not limited to, telex or cable, or other written demand for payment under such Letter of Credit.

“Interest Period” means, with respect to any Eurodollar Loan, a period of one, two, three or six months, such period commencing on the date such Loan is made, converted from another type of Loan or renewed, as Borrower may select in accordance with Section 2.03 hereof, provided that, each such Interest Period, which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), shall end on the last Banking Day of the appropriate calendar month; provided, further, that,

(a)           If any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding Banking Day unless such Interest Period is with respect to a Eurodollar Loan and the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day.

(b)           No Interest Period with respect to a Revolving Credit Loan shall extend beyond the Revolving Credit Termination Date.

(c)           No Interest Period with respect to the Term Loan shall extend beyond the Term Loan Maturity Date.

“Interest Rate” means either (a) with respect to a Prime Rate Loan, the Prime Rate minus one percent (1%) or (b) with respect to a Eurodollar Loan, the Eurodollar Rate plus the Applicable Margin.

“Interest Rate Contracts” means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements or arrangements designed to provide protection against fluctuation in interest rates, in each case, in form and substance reasonably satisfactory to the Agent.

“International Standby Practices” means the “International Standby Practices (ISP98),” as promulgated by the Institute of International Banking Law & Practice, Inc., approved by the International Chamber of Commerce (“ICC”) Commission on Banking Technique and Practice, and issued by the ICC as Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Bank as a standby letter of credit issuer in the ordinary course of its business and in effect at the time of reference.

“Inventory” shall have the meaning set forth in the Master Security Agreement and the Security Agreements that have been executed by the Guarantors.

“Investigation Expenses” means expenses arising out of or resulting from the investigation by the Audit Committee of the Borrower’s Board of Directors and related matters, including, without limitation, costs related to the restatement of the Borrower’s financial statements, the assessment and remediation of certain tax exposures, investigations by the Securities and Exchange Commission and the United States Attorney's office, certain stockholder derivative suits, Nasdaq Global Market listing related costs, and arbitration and other legal fees.

“Item-Eyes” means Item-Eyes, Inc., a Delaware corporation.

“Item-Eyes Trademark Security Agreement” means the Trademark Collateral Assignment and Security Agreement dated August 15, 2003 executed Item-Eyes by in favor of Agent for the ratable benefit of the Bank Parties, as amended and reaffirmed by Item-Eyes pursuant to the Reaffirmation Agreement.

“Law” means any applicable federal, state or local statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

“Letters of Credit” means Trade Letters of Credit and the Standby Letters of Credit.

“Letter of Credit Account Parties” means the Borrower, Designers, Item-Eyes, SB, Shane Hunter and all other Restricted Subsidiaries.

“Letter of Credit Fee” means the Trade Letter of Credit Fee and the Standby Letter of Credit Fee.

“Letter of Credit Issuing Bank” means HSBC with respect to all Letters of Credit.

“Letter of Credit Obligations” means at any time an amount equal to the sum of (a) the aggregate amount of Trade Letter of Credit Obligations, (b) the aggregate amount of Standby Letter of Credit Obligations and (c) any Letter of Credit Fee due and payable.

“Lien” means any mortgage, deed of trust, pledge, security, interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means an extension of credit by the Banks to the Borrower under Article II in the form of a Revolving Credit Loan or the Term Loan.

“Loan Account” shall have the meaning set forth in Section 2.12(a) hereof.

“Loan Document(s)” means this Agreement, the Notes, the Letters of Credit, the Security Documents and any and all documents executed in connection with the Letters of Credit.

“Master Security Agreement” means the Security Agreement executed by Borrower and each Guarantor in favor of Agent for the ratable benefit of the Banks.

 “Material Adverse Change” means either (a) a material adverse change in the status of the business, assets, liabilities, results of operations, condition (financial or otherwise) or property or prospects of Borrower and its Restricted Subsidiaries, taken as a whole, or (b) any event or occurrence of whatever nature which is likely to have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents to which it is a party.

“MC Inc.” means Marisa Christina,  Incorporated, a Delaware corporation.

“MC Apparel” means Marisa Christina Apparel, Inc., a Delaware corporation.

“MCHK” means C.M. Marisa Christina (H.K.), Limited, a Hong Kong [company].

“Monthly Date(s)” means the first Banking Day of each calendar month occurring on or after the Restatement Date.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA.

“Net Amount of Eligible Accounts” shall mean and include at any time, without duplication, as determined by the Collateral Monitor in its reasonable discretion, the gross amount of Eligible Accounts at such time less (a) sales, excise or similar taxes and (b) returns, discounts, claims, credits, allowances, of any nature at any time issued, owing, granted, outstanding, available or claimed; provided, that such amounts have not already otherwise been deducted.

“Net Amount of Eligible Inventory” shall mean, at any time, the aggregate Book Value of Eligible Inventory, as determined by the Collateral Monitor in its reasonable discretion.

“Net Availability” shall mean, at any date, (a) the Availability for Revolving Credit Loans less (b) the aggregate principal amount of all outstanding Revolving Credit Loans.

“Non-Consenting Bank” has the meaning set forth in Section 14.04(h) hereof.

“Note(s)” means the Revolving Credit Notes and the Term Notes.

 “Obligations” shall mean any and all Revolving Credit Loans, Letter of Credit Obligations, the Term Loan and all other indebtedness, liabilities and obligations of every kind, nature and description owing by Borrower, a  Letter of Credit Account Party or Guarantors to each Bank Party, the Banks and/or their Affiliates, arising out of or in connection with the Notes, the Letters of Credit, including Airway Guaranty or Steamship Guaranty, this Agreement, the other Loan Documents and any and all Interest Rate Contracts (but solely to the extent a Bank is a counter-party to such Interest Rate Contract), including without limitation for principal, interest, charges, fees, expenses, reimbursement obligations and foreign exchange obligations, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement, whether now existing or hereafter arising, whether arising before, during or after the Revolving Credit Termination Date or after the commencement of any case with respect to Borrower, any Letter of Credit Account Party or any Guarantor under the Bankruptcy Code or any similar statute, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, original, renewed or extended and whether arising directly or howsoever acquired by the Banks including from any other entity outright, conditionally or as collateral security, by assignment, merger with any other entity, participations or interests of the Banks in the obligations of Borrower, Letter of Credit Account Parties or Guarantors to others, assumption, operation of law, subrogation or otherwise and shall also include all amounts chargeable to Borrower, any Letter of Credit Account Party or any Guarantor under this Agreement or in connection with any of the foregoing, provided however, that indebtedness and obligations due to any of the Banks in connection with transactions between Borrower or any Guarantor and any such Bank separate from this Agreement, excluding those in connection with Interest Rate Contracts, shall not be deemed “Obligations”.

“Optional Prepayment” has the meaning set forth in Section 2.08(b) hereof.

“Outstanding Credit Facilities” means at any time an amount equal to the sum of (a) the aggregate principal amount of all outstanding Revolving Credit Loans plus (b) the aggregate principal amount of the outstanding Term Loan, if any, plus (b) the Letter of Credit Obligations.

“Participating Banks” means each Bank other than HSBC.

“Participation” has the meaning set forth in Section 4.01 hereof.

“Patriot Act” has the meaning set forth in Section 14.16 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board and any entity succeeding to any or all of its functions under the Sarbanes-Oxley Act of 2002, as amended.

“Pension Plan” means any Plan subject to Title IV of ERISA.

“Permitted Investments” means any of the following:

Investment Type	Maximum Maturity	Minimum Rating	Applicable Percentage
Cash	N/A	N/A	100%
T Bills	6 months	N/A	100%
T Notes	1 year	N/A	100%
US Government Agency Bills, Notes and Bonds	1 year	N/A	100%
Commercial Paper	9 months	A2/P2	95%
Asset Backed Commercial Paper	9 months	A2/P2	95%
Bankers Acceptances	6 months	N/A	95%
Repurchase Agreements	1 month	N/A	95%
Domestic Certificate of Deposit	1 year	N/A	95%
Euro Certificate of Deposit	1 year	N/A	95%
Medium Term Notes	1 year	AAA	95%
Prime Rate Demand Notes	3 months	AAA	95%
Corporate Bonds	1 year	AAA	95%
Municipal Notes/ Bonds	1 year	AAA	95%
Tax Exempt or Taxable Money Market Funds	N/A	AAA	95%
Auction Rate Securities	1 year	AAA	95%
Stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower.	N/A	N/A	0%

“Permitted Liens” has the meaning set forth in Section 9.03 hereof.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Borrower, any Guarantor or any ERISA Affiliate or with respect to which Borrower, any Guarantor or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

“Pledge Agreement” means a Pledge Agreement substantially in the form of Exhibit A hereto, to be delivered by Borrower and certain Guarantors under the terms of this Agreement.

“Presence” when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means that rate of interest from time to time announced by HSBC at its Principal Office as its prime commercial lending rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The interest rate for Prime Rate Loans shall change when and as the Prime Rate changes and which changes in the rate of interest resulting from changes in the Prime Rate shall take effect immediately without notice or demand of any kind.

“Prime Rate Loan” means any Revolving Credit Loan when and to the extent the Interest Rate therefor is based on the Prime Rate.

“Principal Office” means the principal office of HSBC, presently located at 452 Fifth Avenue, New York, New York 10018.

“Prior Season Inventory” shall mean finished goods inventory of Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, which was manufactured for sale in a shipping season prior to the current shipping season, as the case may be, of Designers, Item-Eyes, Shane Hunter or such other existing or future Subsidiary of the Borrower which has been approved by Agent and the Required Banks (for purposes of this definition, the term “shipping season” means the period of time in which Inventory of Designers, Item-Eyes, Shane Hunter and, with the approval of Agent and the Required Banks, any other existing or future Subsidiary of the Borrower, is shipped for sale, such period to be determined in a manner consistent with such Persons’ past business practices).

“Pro Rata Share” means (a) with respect to each Bank’s Revolving Credit Commitment, a fraction, the numerator of which is such Bank’s portion of the Revolving Credit Commitment and the denominator of which is the total of all the Bank’s Revolving Credit Commitments; (b) with respect to each payment on the Revolving Credit Loans, a fraction, the numerator of which is the outstanding principal amount of all such Revolving Credit Loans owed to such Bank, and the denominator of which is the outstanding principal amount of all such Revolving Credit Loans owed to all Banks; and (c) with respect to Letters of Credit, the percentages set forth in Section 4.01 hereof.

As of the date of this Agreement, the amount of each Bank’s Revolving Credit Commitment and its Pro Rata Share of such Revolving Credit Commitment is as follows:

Bank	Commitment	Pro Rata Share

HSBC	$31,000,000	24.8%
Chase	$27,000,000	21.6%
IDB	$22,500,000	18.0%
Wachovia	$22,500,000	18.0%
Bank Leumi	$11,000,000	8.8%
Sovereign	$11,000,000	8.8%

“Prohibited Transaction” means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.

“Quarterly Date” means the last Banking Day of each March, June, September, and December.

“Reaffirmation Agreement” means the Reaffirmation Agreement and Amendment executed by the Borrower and the Guarantors in favor of the Agent for the ratable benefit of the Bank Parties, substantially in the form of Exhibit I hereto.

“Regulatory Change” means, with respect to any Bank, any change after the date of this Agreement in the United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any of the Banks of or under any United States federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or in the regulations thereunder except for any such event for which the 30-day notice requirement is waived.

“Required Banks” means at any time the Banks holding fifty one percent (51%) of the aggregate Revolving Credit Commitment.  In calculating the Revolving Credit Commitment of each Bank for purposes of this definition of “Required Banks”, each Bank (other than HSBC) shall be deemed to have a portion of  the Trade Letter of Credit Commitment or the Standby Letter of Credit Commitment, as the case may be, equal to that Bank’s Pro Rata Share of the Trade Letter of Credit Commitment or the Standby Letter of Credit Commitment, as the case may be, and HSBC shall be deemed to have a portion of such Trade Letter of Credit Commitment or Standby Letter of Credit Commitment equal to one hundred percent (100%) minus the sum of the Pro Rata Shares of the other Banks.

“Required Licensor” means, with respect to inventory of the Borrower or a Restricted Subsidiary that is sold under a licensed trademark, each licensor that has licensed such trademark to the Borrower and/or the Restricted Subsidiaries to the extent that the gross revenues received or to be received by the Borrower and/or the Restricted Subsidiaries with respect to the sale of inventory subject to such licensed trademark equals or is in excess of Five Million Dollars ($5,000,000) for any twelve month period (taking into account sales as well as unfilled orders). The Required Licensors as of the Restatement Date are Geoffrey Beene, Inc. (as to the “Geoffrey Beene” licensed trademark) and Levi Strauss & Co. (as to the “Dockers” and “Dockers Premium” licensed trademarks).

“Reserve Requirement” means, for any Eurodollar Loan for any Interest Period therefor, the rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars ($1,000,000,000) against in the case of Eurodollar Loans, “Eurocurrency Liabilities” (as such term is used in Regulation D).  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Base Rate is to be determined as provided in the definition of “Eurodollar Base Rate” in this Section 1.01 hereof or (b) any category of extensions of credit or other assets which include Eurodollar Loans.  Agent will use its best efforts to promptly notify Borrower of any change of such Reserve Requirement.

“Restatement Date” has the meaning set forth in Recitals hereof.

“Restricted Payment” means (i) any guaranties other than those guaranties permitted by Section 9.02 hereof, and/or (ii) any repurchase of any shares of the Borrower.

“Restricted Subsidiaries”  means, individually and collectively, Designers, Glamourette, Item-Eyes,  SB, Shane Hunter, MC Inc., MC Apparel, MCHK and any existing and future Subsidiaries of Borrower, together with their respective successors and assigns.

“Revolving Credit Commitment” means the commitment of the Banks to lend, pursuant to their Pro Rata Share, One Hundred Twenty Five Million Dollars ($125,000,000) to Borrower pursuant to the terms of this Agreement as such commitment may be (x) increased in accordance with Section 2.01(b) hereof or (y) reduced in accordance with Section 2.08 hereof.

“Revolving Credit Loan(s)” has the meaning set forth in Section 2.01 hereof.

“Revolving Credit Note(s)” has the meaning set forth in Section 2.07(a) hereof.

“Revolving Credit Termination Date” means April 30, 2013.

“Revolving Eurodollar Loan” shall mean a Revolving Credit Loan when and to the extent the Interest Rate therefor is determined on the basis of the definition “Eurodollar Base Rate.”

“SB” means SB Corporation, a Delaware corporation.

“Securities Account” has the meaning given to such term in the Uniform Commercial Code.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit B hereto.

“Security Documents” means the Master Security Agreement, the Borrower Pledge Agreement, the Designers Pledge Agreement, the Borrower Trademark Security Agreement, the Designers Trademark Security Agreement, the Item-Eyes Trademark Security Agreement, Shane Hunter Trademark Security Agreement and each other Security Agreement, Pledge Agreement and Trademark Security Agreement, to the extent executed, separately or jointly, by any party obligated in connection with the Obligations.

“Shane Hunter” means Shane Hunter, Inc., a Delaware corporation.

“Shane Hunter Trademark Security Agreement” means the Trademark Collateral Assignment and Security Agreement dated as of even date herewith executed by Shane Hunter in favor of Agent for the ratable benefit of the Bank Parties.

“Solvent” means, when used with respect to any Person, that (a) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means a Standby Letter of Credit issued by HSBC for the account of Borrower.

“Standby Letter of Credit Commitment” shall have the meaning set forth in Section 3.05 hereof.

“Standby Letter of Credit Fee” has the meaning set forth in Section 3.05 hereof.

“Standby Letter of Credit Obligations” means at any time an amount equal to the sum of (a) the aggregate unused face amount of all outstanding Standby Letters of Credit, plus any variance allowed under the terms of the Standby Letter of Credits, (b) the aggregate amount of all unreimbursed obligations on Standby Letters of Credit and (c) the aggregate amount of all outstanding overdrafts created to satisfy any of the foregoing obligations.

“Steamship Guaranty” has the meaning set forth in Section 3.09 hereof.

“Subsidiary” means, as to any Person, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supplemental Amount” shall mean an amount, if any, determined pursuant to Section 8.08(i) hereof.

“Term Eurodollar Loan” shall mean a Term Loan when and to the extent the Interest Rate therefor is determined on the basis of the definition “Eurodollar Base Rate.”

 “Term Loan” shall have the meaning set forth in Section 2.02(a) hereof.

“Term Loan Maturity Date” shall mean the date which is the earlier of (x) the fifth anniversary of the Conversion Date and (y) the Revolving Credit Termination Date.

“Term Loan Principal Amount” shall have the meaning set forth in Section 2.02(a) hereof.

 “Term Notes” shall have the meaning set forth in Section 2.07(b) hereof.

“Test Period” shall mean, at any date of determination, the four most recently ended consecutive Fiscal Quarters of Borrower (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 8.08 hereof.

 “Trade Letter of Credit” has the meaning set forth in Section 3.01 hereof.

“Trade Letter of Credit Commitment” shall have the meaning set forth in Section 3.01 hereof.

“Trade Letter of Credit Fee” has the meaning set forth in Section 3.03 hereof.

“Trade Letter of Credit Obligations” means at any time an amount equal to the sum of (a) the aggregate unused face amount of all outstanding Trade Letters of Credit, plus any variance allowed under the terms of the Trade Letter of Credits, (b) the aggregate amount of all unreimbursed obligations on Trade Letters of Credit, (c) the aggregate amount of all outstanding overdrafts created to satisfy any of the foregoing obligations and (d) the aggregate amount of all Airway Guaranties and Steamship Guaranties.

“Trademark Security Agreement” means a Trademark Collateral Assignment and Security Agreement, substantially in the form of Exhibit C hereto.

“Uniform Customs and Practices” means, with regard to each Letter of Credit, the Uniform Customs and Practices for Documentary Letters of Credit (2007 Revisions), International Chamber of Commerce Publication No. 600, and any subsequent revision thereof adhered to by HSBC on the date such Letter of Credit is issued.

Section 1.02 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.03 Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

Section 1.04 Rules of Construction.  When used in this Agreement:  (a) “or” is not exclusive; (b) a reference to a law includes any amendment or modification to such law and any statutory amendments and recodifications; (c) a reference to a Person includes its permitted successors and permitted assigns; and (d) a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents.

ARTICLE II

REVOLVING CREDIT LOANS

Section 2.01 Revolving Credit.

(a)           Subject to the terms and conditions of this Agreement, each of the Banks severally agrees to make loans (the “Revolving Credit Loans”) according to each such Bank’s Pro Rata Share of the Revolving Credit Commitment, to Borrower from time to time during the period from the Restatement Date up to but not including the Revolving Credit Termination Date, provided that the aggregate principal amount of all Revolving Credit Loans outstanding at any time does not exceed the Availability for Revolving Credit Loans. Each Revolving Credit Loan which shall not utilize the Availability for Revolving Credit Loans in full shall be in the minimum amount set forth in Section 2.11 hereof.   Subject to the terms hereof, the Borrower may borrow, make an Optional Prepayment pursuant to Section 2.08 hereof, and reborrow under this Section 2.01 hereof.

(b)           Provided that no Default or Event of Default is then occurring or would be caused thereby, and provided that the aggregate principal amount of all Revolving Credit Loans outstanding at any time does not exceed the Availability for Revolving Credit Loans, at any time prior to the Revolving Credit Termination Date, the Borrower may request from time to time in writing to the Agent that the Revolving Credit Commitment be increased, by an amount not less than Five Million Dollars ($5,000,000) or a higher integral multiple of Five Million Dollars ($5,000,000), to an amount, in any event, not to exceed One Hundred Fifty Million Dollars ($150,000,000), according to the following procedures:

(i)           The Borrower shall offer the existing Banks the opportunity to participate in any such increased amount of the Revolving Credit Commitment (such increased amount being referred to as the "Commitment Increase Amount") in accordance with each Bank's Pro Rata Share (each participating Bank being referred to as an "Increasing Bank").  The existing Banks shall be under no obligation to participate in any such Commitment Increase Amount and any agreement by any Bank to so participate will be in the sole discretion of such Bank.

(ii)           If any Bank declines to, or within fifteen (15) days of the delivery of such offer by the Borrower does not, commit in writing to its Pro Rata Share of any such Commitment Increase Amount (such declined portion of the Commitment Increase Amount being referred to as a "Declined Share"), then the Agent may join a new Person (or Persons) to this Agreement (each such Person, an "Augmenting Bank"), who shall be acceptable to the Borrower, or permit an existing Bank which has already agreed to commit to its Pro Rata Share of any such Commitment Increase Amount, to commit to the Declined Share.  If a new Person (or Persons) commits to the Declined Share, it (or they) shall join this Agreement pursuant to a bank joinder and assumption agreement in form and substance reasonably satisfactory to the Agent, setting forth the Revolving Credit Commitment of such new Bank (or Banks), pursuant to which such new Bank (or Banks) will become party hereto as of the effective date thereof.

(iii)           On the effective date of any increase in the Revolving Credit Commitment as contemplated herein (A) each Increasing Bank and Augmenting Bank shall make available to the Agent, for the benefit of the other Banks, such amounts in immediately available funds as the Agent shall determine as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Banks, each Bank’s portion of the outstanding Revolving Credit Loans of all the Banks to equal its Pro Rata Share of such outstanding Revolving Credit Loans (after giving effect to the increase in the Revolving Credit Commitment occasioned by the addition of the Increasing Bank(s) or Augmenting Bank(s), or both, as the case may be) and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase in the Revolving Credit Commitment (with such reborrowing to consist of Revolving Credit Loans subject to the same interest rate options provided herein, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.03).  Upon the request of the Agent, the Borrower shall execute and deliver to the Agent for the benefit of the Banks any and all Notes and other documents, instruments, and agreements necessary or advisable in the reasonable judgment of the Agent to evidence or document the increase in the Revolving Credit Commitment, including any amendments hereto, and each of the Banks and each of the Borrower and the Guarantors hereby provides its consent hereto and thereto and each Bank hereby authorizes the Agent, and each of the Borrower and the Guarantors hereby authorizes the Borrower, to execute any such documents, instruments, and agreements consistent with the terms of this Section 2.01 on its behalf without the necessity of any further consent of any Bank or any of the Borrower and the Guarantors.

(iv)           On the effective date of any increase in the Revolving Credit Commitment as contemplated herein, each Increasing Bank and Augmenting Bank shall irrevocably and unconditionally purchase, and each other Bank shall sell, a Participation and an interest in each outstanding Letter of Credit, any amounts drawn thereunder and in the obligations of the Letter of Credit Account Parties in respect of each such Letter of Credit under this Agreement and the Letter of Credit as the Agent shall determine as being required in order to cause, after giving effect to such increase, each Bank’s Participation and portion of each outstanding Letter of Credit to equal its Pro Rata Share of such outstanding Letter of Credit (after giving effect to the increase in the Revolving Credit Commitment occasioned by the addition of the Increasing Bank(s) or Augmenting Bank(s), or both, as the case may be).

(c)           The failure of any Bank to make any requested Revolving Credit Loan to be made by it on the date specified for such Revolving Credit Loan shall not relieve any other Bank of its obligation (if any) to make such Revolving Credit Loan on such date, but no Bank shall be responsible for the failure by any other Bank to make such Revolving Credit Loans.

Section 2.02 Term Loan Conversion.

(a)           Upon the terms and subject to the conditions hereinafter set forth, each of the Banks severally agrees to permit the Borrower to elect a one-time conversion of a portion of the Revolving Credit Commitment in the aggregate principal amount of up to Twenty Five Million Dollars ($25,000,000) (the “Term Loan Principal Amount”) into a term loan (the “Term Loan”)and to borrow the Term Loan Principal Amount and/or convert outstanding Revolving Credit Loans in an aggregate principal amount not to exceed the Term Loan Principal Amount into a Term Loan at any time prior to the first anniversary of the Restatement Date (the date of such conversion and/or borrowing, the “Conversion Date”), in accordance with such Bank’s Pro Rata Share of Revolving Credit Commitment, provided that (i) no Default or Event of Default then exists, (ii) the Banks shall have received payment of any interest due on the then outstanding Revolving Credit Loans, if any are to be converted hereunder, and (iii) the Banks shall have received the Term Notes, duly executed by the Borrower, in accordance with Section 2.07(b).  Upon any such conversion, the term of the then outstanding Revolving Credit Loans, if any, that have been converted shall be deemed to have been extended and the payment terms thereof modified, as provided herein.  Any Term Loan shall not be deemed to be new indebtedness hereunder.

(b)      During the term of the Term Loan, amounts repaid or prepaid in respect of such Term Loan may not be reborrowed as a Term Loan, but such amounts may be reborrowed as a Revolving Credit Loan under the Revolving Credit Commitment in accordance with the terms and conditions set forth herein with respect to the Revolving Credit Loans.

Section 2.03 Notice and Manner of Borrowing.  Borrower shall give Agent telephonic notice, to be followed by written or telegraphic or facsimile notice in the form of Exhibit D hereto (irrevocable and effective upon receipt) of any Loan, such notice to indicate, in the case of a Revolving Credit Loan, whether such Loan shall be a Prime Rate Loan or a Revolving Eurodollar Loan.  Each of the foregoing notices (a “Borrowing Notice”) must specify the date and the amount of such Loan to the Agent and the Agent will promptly notify each Bank of receipt by the Agent of a Borrowing Notice and of the contents thereof.  In the case of a Eurodollar Loan, the Borrowing Notice shall be received not later than three (3) Banking Days prior to such Eurodollar Loan and shall specify the Interest Period selected,  In the case of a Prime Rate Loan, the Borrowing Notice shall be received not later than noon (New York time) on the date of such proposed Prime Rate Loan.  Not later than 1:00 P.M. (New York time) on the date of a Loan, each Bank will cause to be transmitted to the Agent, to an account designated by the Agent, in immediately available funds, such Bank’s Pro Rata Share of such Loan.  After the Agent’s receipt of such funds, not later than 3:00 P.M. (New York time) on the date of a Loan, and upon fulfillment of the applicable conditions set forth in Article VI, the Agent will make such Loan available to Borrower in immediately available funds by crediting the amount thereof to the accounts as designated by Borrower to Agent.

Section 2.04 Conversions and Continuation.

(a)           The Borrower shall have the right to convert one type of Revolving Credit Loan into another type of Revolving Credit Loan at any time or from time to time; provided that:  (i) the Borrower shall give the Agent at least three (3) Banking Days notice of the conversion of a Prime Rate Loan into a Revolving Eurodollar Loan and (ii) Revolving Eurodollar Loans may be prepaid or converted only on the last day of an Interest Period for such Revolving Eurodollar Loan.

(b)           Borrower may, as long as no Default or Event of Default shall have occurred and be continuing, elect to continue any Eurodollar Loan at any time prior to the expiration of the applicable Interest Period; provided that the Borrower shall give the Agent at least three (3) Banking Days notice of the continuation of such Eurodollar Loan.

(c)           If the Borrower shall have failed to timely continue pursuant to Section 2.04(b) hereof a Eurodollar Loan, then, upon the expiration of the Interest Period applicable to such Eurodollar Loan, the Borrower shall be deemed to have elected to continue such Eurodollar Loan as a Eurodollar Loan with a one-month Interest Period; provided that no Default or Event of Default of the type described in Section 11.01(a) and (e) hereof then exists.

(d)           After the occurrence of and during the continuation of a Default or an Event of Default of the type described in Section 11.01(a) or (e) hereof, the Borrower may not elect (i) to have a  Loan be made as a Revolving Eurodollar Loan, (ii) to have a Revolving Credit Loan converted to a Revolving Eurodollar Loan, or (iii) to have a Eurodollar Loan continued as a Eurodollar Loan, after the expiration of any applicable Interest Period.

(e)           Upon receipt of a notice of conversion pursuant to Section 2.04(a) hereof or a notice of continuation pursuant to Section 2.04(b) hereof, the Agent will promptly notify each Bank thereof, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion.  All conversions and continuations shall be made according to each Bank’s applicable Pro Rata Share of the outstanding principal amounts of the Revolving Credit Loans or the Term Eurodollar Loans with respect to which the notice was given.

Section 2.05 Non-Receipt of Funds by Agent.  Unless the Agent shall have received notice from a Bank, prior to the date on which such Bank is to provide funds to the Agent for a Loan to be made by such Bank, that such Bank will not make available to the Agent such funds, the Agent may assume that such Bank has made such funds available to Agent on the date of such Loan in accordance with Section 2.03 hereof and the Agent, in its sole discretion, may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent such Bank shall not have made such funds available to the Agent, such Bank agrees to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent, for three (3) Banking Days, at the Federal Funds Rate and thereafter, at the Prime Rate.  If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan for purposes of this Agreement.  If such Bank does not pay such corresponding amount forthwith upon Agent’s demand therefor, the Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan.  Unless the Agent shall have received notice from Borrower prior to the date on which any payment is due to any Bank hereunder that Borrower will not make such payment in full, the Agent may assume that Borrower has made such payment in full to the Agent on such date and the Agent, in its sole discretion, may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent Borrower shall not have so made such payment in full to the Agent, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, for three (3) Banking Days, at the Federal Funds Rate and thereafter at the Prime Rate.

Section 2.06 Interest.  Borrower shall pay interest to the Agent, for the account of the applicable Bank, on the outstanding and unpaid principal amount of the Loans at a rate per annum equal to the Interest Rate.  Any principal or interest amount not paid when due (at maturity, by acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on each Prime Rate Loan shall change when the Prime Rate changes.  Interest on each Loan shall not exceed the maximum amount permitted under applicable Law and shall be calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed.

Accrued interest shall be due and payable (a) in the case of a Prime Rate Loan (i) in arrears on each Monthly Date, commencing with the first such date after such Prime Rate Loan, and (ii) upon each payment or prepayment of principal on such Prime Rate Loan and (b) in the case of a Eurodollar Loan, at the end of each Interest Period and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) in the case of a prepayment that reduces the Revolving Credit Commitment in accordance with Section 2.08 hereof, upon each such prepayment.

Section 2.07 Notes.

(a)           All Revolving Credit Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in substantially the form of Exhibit F duly completed, in the principal amount equal to such Bank’s Pro Rata Share of the total Revolving Credit Commitment, dated the date such bank becomes a Bank, payable to such Bank and maturing as to principal on the Revolving Credit Termination Date (the “Revolving Credit Notes”).  Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Revolving Credit Note held by it the amount of each Revolving Credit Loan, and the payment amount of each principal payment received by such Bank on account of the Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by such Bank; provided however, that the failure to make such notation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Revolving Credit Note held by such Bank.  Each Bank agrees that prior to any assignment of the Revolving Credit Note, it will endorse the schedule attached to its Revolving Credit Note.

(b)           Upon the Conversion Date, the Term Loan shall be evidenced by a single promissory note of Borrower in substantially the form of Exhibit G duly completed, in the principal amount equal to such Bank’s Pro Rata Share of the total Term Loan Principal Amount, dated the Conversion Date, payable to such Bank and maturing as to principal on the Term Loan Maturity Date (the “Term Notes”).  The Term Loan shall be payable as to principal monthly on the last day of each month following the Conversion Date, in consecutive equal monthly installments until the Term Loan Maturity Date when the entire remaining principal balance shall be due and payable.  Each such installment prior to the Term Loan Maturity Date shall be in an amount equal to 1/60th of the original principal amount of the Term Loan.  The Term Loan shall bear interest at the Interest Rate, and such interest shall be payable in accordance with Section 2.06 hereof, including, without limitation, on the Term Loan Maturity Date.

Section 2.08 Optional and Mandatory Prepayments.

(a)           Borrower may prepay without premium or penalty a Prime Rate Loan, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid, provided that, each partial prepayment shall be in a principal amount of not less than One Hundred Thousand Dollars ($100,000) (each such payment, a “Prime Rate Optional Prepayment”).

(b)           Borrower may prepay without premium or penalty but subject to the provisions of Section 13.03 hereof a Eurodollar Loan, in whole or in part, with accrued interest to the date of such prepayment on the amount paid, provided that, each partial prepayment shall be in a principal amount of not less than One Million Five Hundred Thousand Dollars ($1,500,000) (each such payment, a “Eurodollar Optional Prepayment”, and together with each Prime Rate Optional Prepayment, collectively, an “Optional Prepayment”).

(c)           During the term of this Agreement, Borrower shall make mandatory prepayments (i) in an  amount equal to the net proceeds received in any Fiscal Year in excess of Fifteen Million Dollars ($15,000,000) in the aggregate, from the sale (other than a sale in the ordinary course of business) of all or any part of the assets of the Borrower or any Restricted Subsidiary; (ii) in an amount equal to the net proceeds received by Borrower or any Restricted Subsidiary from the sale or issuance of any debt instrument, and (iii) in an amount equal to the net proceeds received by Borrower or any Restricted Subsidiary under any insurance policy, to the extent that, in the case of property and casualty insurance, such proceeds are not used by Borrower or such Restricted Subsidiary to repair or replace the property which was the subject of such insurance claim, with a reasonable period of time but in no event later than six (6) months from the date such proceeds are received by the Borrower or such Subsidiary, unless Borrower or such Subsidiary has taken action to effect such repair or replacement, as determined by the Agent in good faith, or unless otherwise agreed to by the Agent.  With respect to prepayments received by the Agent for the ratable benefit of Banks under this Section 2.08(c), such prepayments shall be applied first, to the then outstanding Revolving Credit Loans, second, to the repayment of the Term Loan if it remains outstanding, and third, at the discretion of Agent, to be held as Cash Collateral to secure Letter of Credit Obligations.

(d)           To the extent that, at any given time, (i) the Outstanding Credit Facilities exceed the then effective Revolving Credit Commitment, or (ii) the Outstanding Credit Facilities minus amounts outstanding under the Term Loan, if any, exceed the sum of the Availability for Revolving Credit Loans plus the Letter of Credit Obligations, or (iii) the Revolving Credit Loans exceed the Availability for Revolving Credit Loans, or (iv) the Obligations exceed any of the other borrowing limitations set forth in this Agreement, in each case the Borrower shall immediately pay to the Agent for the ratable benefit of the Banks a mandatory prepayment of the Revolving Credit Loans in an amount equal to such excess and/or Borrower shall immediately provide Cash Collateral for the Letter of Credit Obligations to the extent required to eliminate such excess.  Any Cash Collateral deposited with the Agent for the ratable benefit of the Banks in accordance with the terms of this Section 2.08 shall be credited, for purposes of the calculation of Availability for Revolving Credit Loans under Section 2.01 hereof, against the outstanding Letter of Credit Obligations subject to Section 2.08(e) hereof.

(e)           In the event Eurodollar Loans are outstanding at the time of any mandatory prepayment under this Section 2.08 hereof, such mandatory prepayment shall be applied first to reduce any Prime Rate Loans outstanding to zero.  Any remaining mandatory prepayment amount shall be deemed to be Cash Collateral and shall be deposited by Agent in a segregated account to be applied to the Eurodollar Loans. The Cash Collateral in such segregated account shall represent a reduction of the Eurodollar Loans then outstanding and such amount shall be credited against Revolving Credit Loans for purposes of calculating Availability for Revolving Credit Loans. Agent shall hold such amounts in such segregated account and use it to pay the Eurodollar Loans as such loans mature.  If the amounts in the segregated account are sufficient to pay (at maturity) the then outstanding Eurodollar Loans, any remaining mandatory prepayment shall then be applied to Letter of Credit Obligations in accordance with Section 2.08(d) hereof.

(f)           Borrower may, without premium or penalty, reduce the Revolving Credit Commitment to an amount not less than the sum of the aggregate unpaid principal amount of all Revolving Credit Loans, the Term Loan and the Letter of Credit Obligations then outstanding.  Each such reduction (i) shall be in an amount which is an integral multiple of One Million Dollars ($1,000,000), (ii) shall be made providing not less than ten (10) Banking Days written notice to Agent, which notice shall state the amount of the payment to be made and shall conform to the amount of the Revolving Credit Commitment after giving effect to such payment, (iii) shall reduce, on a permanent basis,  the Revolving Credit Commitment by an amount equal to the amount of such reduction, and (iv) shall be irrevocable. Except as otherwise provided in Section 2.01(b) hereof, once reduced the Revolving Credit Commitment may not be increased.  Borrower may reduce the Revolving Credit Commitment to Zero Dollars ($0) provided the Revolving Credit Termination Date occurs simultaneously therewith.

(g)           Any prepayments of the Term Loan pursuant hereto shall be applied to reduce scheduled principal payments required under Section 2.07(b) hereof, on a pro-rata basis among the scheduled principal payments remaining to be made.

Section 2.09 Method of Payment.  Borrower shall make each payment under this Agreement and under the Notes, without setoff or counterclaim, not later than 2:00 p.m. (New York time) on the date when due in Dollars to the Agent at the Agent’s Office in immediately available funds and if received after 2:00 p.m. New York time, then such payment shall be credited the next Banking Day.  The Agent will promptly thereafter cause to be distributed to each Bank (a) such Bank’s Pro Rata Share of the payments of principal and interest in like funds, and (b) fees or sums payable to such Bank in accordance with the terms of this Agreement, including, but not limited to, amounts due in accordance with Article XIII.

Borrower hereby authorizes the Agent to charge, from time to time, against any account it maintains with the Agent or any Bank, any such amount so due to the Agent and/or the Banks and the Agent agrees to provide a written notice of such charge to the Borrower within a reasonable period after such charge.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall, in such case, be included in the computation of the payment of interest and other fees, as the case may be.

Section 2.10 Use of Proceeds.  On and after the date hereof, the proceeds of the Revolving Credit Loans and the Term Loan will be used by Borrower to provide working capital for Borrower and its Restricted Subsidiaries.  The Trade Letters of Credit will be used for importation and purchasing of inventory by Borrower and its Restricted Subsidiaries.

Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

Section 2.11 Minimum Amounts.  Each Prime Rate Loan shall be in an amount at least equal to One Hundred Thousand ($100,000) Dollars and each Eurodollar Loan shall be in an amount at least equal to One Million Five Hundred Thousand ($1,500,000) Dollars.

Section 2.12 Establishment of Loan Account; Collection of Accounts.

(a)           Agent shall maintain a loan account (the “Loan Account”) on its books in which shall be recorded the Loans and other Obligations and the Collateral, all payments made by or on behalf of Borrower and all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the Loan Account shall be made in accordance with Agent’s customary practices as in effect from time to time. The records of Agent shall be conclusive and binding, in the absence of manifest error.

(b)           Upon and during the continuance of any Event of Default, all proceeds of Collateral shall be deposited by Borrower and Restricted Subsidiaries into lockbox accounts with or under the control of Agent (for the ratable benefit of the Bank Parties).

Section 2.13 Closing Fee.  Borrower shall pay to Agent, for the ratable benefit of Banks, a closing fee in the amount of One Hundred Thousand Dollars ($100,000), which fee shall be fully earned and payable as of the date hereof.

Section 2.14 Commitment Fee.  If, for any Agreement Quarter (as defined below) during the term of this Agreement, the average daily unpaid balance of the Revolving Credit Loans plus Letter of Credit Obligations for Borrower for each day of such quarter does not equal the Revolving Credit Commitment less the outstanding principal amount of the Term Loan, if any, then Borrower shall pay to Agent, for the ratable benefit of Banks, a fee at a rate equal to one eighth of one percent (.125%) per annum on the amount by which the Revolving Credit Commitment less the outstanding principal amount of the Term Loan, if any, exceeds such aggregate average daily unpaid balance of the Revolving Credit Loans plus Letter of Credit Obligations for Borrower. Such fee shall be payable by Borrower to Agent in arrears on the last day of each calendar quarter, shall be fully earned as of the date of payment and shall not be subject to refund, rebate or proration for any reason whatsoever.  For the purposes of this Section 2.14 only, the term “Agreement Quarter” shall mean each calendar quarter of each calendar year.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 Trade Letters of Credit; Cash Collateral for Letters of Credit Expiring After Termination Date.  Letter of Credit Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue trade letters of credit payable at sight with a maturity date of up to one hundred eighty (180) days from the date of issuance (such Letters of Credit issued by Letter of Credit Issuing Bank after the Restatement Date, and all the Existing Letters of Credit are collectively referred to herein as the “Trade Letters of Credit”) for the account of a Letter of Credit Account Party, during the period from the Restatement Date to five (5) Banking Days prior to the Revolving Credit Termination Date; provided that, at no time will the outstanding Trade Letter of Credit Obligations exceed the lesser of (a) the Revolving Credit Commitment less outstanding Revolving Credit Loans, the outstanding principal amount of the Term Loan and Letter of Credit Obligations (other than Trade Letter of Credit Obligations) or (b) the Borrowing Base less outstanding Revolving Credit Loans and Letter of Credit Obligations (other than Trade Letter of Credit Obligations) (the “Trade Letter of Credit Commitment”); provided further that, Letter of Credit Issuing Bank will not be required to issue a Trade Letter of Credit with a maturity (expiration) date of more than 90 days after the Revolving Credit Termination Date and, with respect to all Letters of Credit with a maturity (expiration) date after the Revolving Credit Termination Date, all of such outstanding Trade Letters of Credit Obligations and/or Standby Letters of Credit Obligations, as of five (5) Banking Days prior to the Revolving Credit Termination Date, shall be secured by Cash Collateral at one hundred and five percent (105%) of the face amount thereof.

Title documents shall be consigned to Agent at Agent’s request; provided that with respect to any Existing Letters of Credit for delivery of goods from outside of the United States into the United States, within five (5) Banking Days of the Restatement Date, at Agent’s request Borrower shall apply for amendments to such Letters of Credit to provide that all title documents related to such goods shall be consigned to Agent.

Section 3.02 Reimbursement Obligation.  With respect to each Letter of Credit, the Letter of Credit Account Party for which such Letter of Credit has been issued will pay Letter of Credit Issuing Bank, within one (1) Banking Day of demand at Letter of Credit Issuing Bank’s Principal Office, in immediately available funds, the amount required to reimburse Letter of Credit Issuing Bank in respect of Letter of Credit Issuing Bank’s payment of each Instrument applicable and/or relating to such Letter of Credit.  Such reimbursement shall be made with interest from the date of Letter of Credit Issuing Bank’s payment of such Instrument to the date of reimbursement (i) in the event that such reimbursement is made within one (1) Banking Day of such demand, such interest shall be at the rate applicable to such Letter of Credit, and (ii) in the event that such reimbursement is made after one (1) Banking Day of such demand, such interest shall be at the Default Rate. If the Instrument is in foreign currency, such reimbursement shall be in Dollars at Letter of Credit Issuing Bank’s selling rate for cable transfers to the place of payment of the Instrument current on the date of payment or of Letter of Credit Issuing Bank’s settlement of its obligation, as Letter of Credit Issuing Bank may require.  If, for any cause, on the date of payment or settlement, as the case may be, there is no selling rate or other rate of exchange generally current in New York for effecting such transfers, each applicable Letter of Credit Account Party will pay Letter of Credit Issuing Bank on demand an amount in Dollars equivalent to Letter of Credit Issuing Bank’s actual cost of settlement of its obligation however or whenever Letter of Credit Issuing Bank shall make such settlement, with interest at the Prime Rate for Revolving Credit Loans from the date of settlement to the date of payment.  Each Letter of Credit Account Party will comply with all governmental exchange regulations now or hereafter applicable to each Letter of Credit or Instrument or payments related thereto and will pay Letter of Credit Issuing Bank, on demand, in Dollars, such amount as Letter of Credit Issuing Bank may be or may have been required to expend on account of such regulations.  HSBC may debit, or direct any other Bank to debit, any account or accounts maintained by any other Letter of Credit Account Party with any office of HSBC or any other Bank or any of their respective Subsidiaries or Affiliates (now or in the future) and apply the proceeds to the payment of any and all amounts owed by any Letter of Credit Account Party to Letter of Credit Issuing Bank hereunder, and such Bank, Subsidiary or Affiliate shall be authorized to act in accordance herewith and shall treat this authorization as irrevocable, and HSBC agrees to provide a written notice of such debit to the Borrower within a reasonable period after such debit.

Section 3.03 Payment of Commissions, Expenses and Interest.  Each Letter of Credit Account Party will pay interest where chargeable, including reasonable fees and charges of counsel, or reasonable costs allocated by Letter of Credit Issuing Bank’s internal legal department in connection with the enforcement of this Agreement or any Letter of Credit.  Unless otherwise agreed:

(a)           interest payable under this Article III on amounts not paid when due shall be at the lesser of (i) the maximum rate permissible under applicable Law and (ii) the Default Rate; and

(b)           each Letter of Credit Account Party shall pay to Letter of Credit Issuing Bank on demand such amounts as Letter of Credit Issuing Bank, in its sole discretion, determines are necessary to compensate it for any cost attributable to its issuing or having outstanding such Letter of Credit resulting from the application of any Law or regulation applicable to Letter of Credit Issuing Bank regarding any reserve, assessment, capital adequacy or similar requirements relating to letters of credit or the reimbursement agreements with respect thereto or to similar liabilities or assets of Letter of Credit Issuing Bank whether existing at the time of issuance of the Letter of Credit or adopted thereafter including, but not limited to, fees and amounts payable with respect to amendments to and increases of a Letter of Credit.  Each Letter of Credit Account Party acknowledges that there may be various methods of allocating costs to the Letter of Credit and agrees that Letter of Credit Issuing Bank’s allocation for purposes of determining the costs referred to above shall be conclusive and binding upon each Letter of Credit Account Party provided such allocation is made in good faith.

In addition to other expenses to be paid by the Letter of Credit Account Parties with respect to a Letter of Credit (all of which shall be for the Letter of Credit Issuing Bank’s own account), each Letter of Credit Account Party shall pay to Agent, for the ratable benefit of the Banks, under a Trade Letter of Credit issued for its account a fee for each draw in the amount of fifteen hundredths of one percent (.15%) of the amount drawn under such Trade Letter of Credit (collectively the “Trade Letter of Credit Fee). All such fees shall be due and payable at the time of drawing.

Section 3.04 Proper Drawing; Letter of Credit Issuing Bank’s Honoring.  Letter of Credit Issuing Bank may accept or pay any Instrument presented to it on or before the expiration date of the applicable Letter of Credit.  Except insofar as written instructions may be given by an Authorized Person expressly to the contrary, and prior to Letter of Credit Issuing Bank’s issuance of a Letter of Credit:

(a)           Letter of Credit Issuing Bank may honor the related Instrument(s) in an amount or amounts not exceeding the amount of such Letter of Credit, although shipment(s) in excess of the quantity called for under such Letter of Credit are made, and

(b)           Letter of Credit Issuing Bank may honor, as complying with the terms of such Letter of Credit and of the Application relating to it, any Instrument or other document otherwise in order signed or issued by a person purporting to be an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other legal representative of the party authorized under such Letter of Credit to draw or issue such Instruments or other documents.

Section 3.05 Standby Letters of Credit.  During the period from the Restatement Date to five (5) Banking Days prior to the Revolving Credit Termination Date, Letter of Credit Issuing Bank may open, at the request of and for the account of a Letter of Credit Account Party, Standby Letters of Credit; provided, that, at no time will the outstanding Standby Letter of Credit Obligations exceed the lesser of (a) Ten Million Dollars ($10,000,000), or (b) the Revolving Credit Commitment less outstanding Revolving Credit Loans and Letter of Credit Obligations (other than Standby Letter of Credit Obligations) or (c) the Borrowing Base less outstanding Revolving Credit Loans and Letter of Credit Obligations (other than Standby Letter of Credit Obligations) (the “Standby Letter of Credit Commitment”). No Standby Letter of Credit shall have a stated expiration date later than the earlier of (a) the Revolving Credit Termination Date (unless collateralized as provided in Section 3.01 hereof) or (b) 364 days from the date of issuance.  For the purpose of calculating the Net Availability and the Availability for Revolving Credit Loans as such term is used in the definition of Net Availability, Standby Letters of Credit shall be deemed Revolving Credit Loans and not Letters of Credit.  In addition to the Letter of Credit Issuing Bank’s standard fees and charges for Letters of Credit and all other fees, commissions and other amounts otherwise payable with respect to issuance of Letters of Credit (all of which shall be for the Letter of Credit Issuing Bank’s own account), each Letter of Credit Account Party shall pay to Agent (for the pro rata benefit of the Banks) an amount equal to one and twenty five hundredths (1.25%) percent  per annum of the face amount of each Standby Letter of Credit issued for the account of such Letter of Credit Account Party, payable quarterly in advance upon issuance (the “Standby Letter of Credit Fee”).

Section 3.06 Amendment; Change; Modification; No Waiver.  In the event of any amendment, change or modification relating to a Letter of Credit or any Instruments or documents called for thereunder, including waiver of noncompliance of any such Instruments or documents with the terms of such Letter of Credit, this Agreement shall be binding upon each Letter of Credit Account Party with regard to such Letter of Credit as so amended, changed, or modified, and to any act taken by Letter of Credit Issuing Bank or any of its correspondents relating thereto.  No amendment, change, waiver, or modification to which Letter of Credit Issuing Bank has consented shall be deemed to mean that Letter of Credit Issuing Bank will consent or has consented to any other or subsequent request to amend, change, modify or waive a term of such Letter of Credit.  Letter of Credit Issuing Bank shall not be deemed to have waived any of its rights hereunder, unless Letter of Credit Issuing Bank or its authorized agent shall have signed such waiver in writing.  No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach after such waiver.

Section 3.07 U.C.P. and I.S.P.; Agreements and Acknowledgments; Indemnification.  The Uniform Customs and Practice and the International Standby Practices shall be binding on each Letter of Credit Account Party and Letter of Credit Issuing Bank, except to the extent it is otherwise expressly agreed.  It is also agreed that:

(a)           user(s) of a Letter of Credit shall not be deemed agents of Letter of Credit Issuing Bank;

(b)           none of Letter of Credit Issuing Bank, its Affiliates, Subsidiaries, or its correspondents shall be responsible for:

(i)           failure of any Instrument to bear any reference to the related Letter of Credit or inadequate reference in any Instrument to such Letter of Credit, or failure of any document (other than documents expressly required to be presented under such Letter of Credit) to accompany any Instrument at negotiation, or failure of any person to note the amount of any Instrument on the reverse of a Letter of Credit, or to surrender or take up a Letter of Credit or to forward documents apart from Instruments as required by the terms of such Letter of Credit, each of which provisions, if contained in a Letter of Credit itself, it is agreed may be waived by Letter of Credit Issuing Bank; or

(ii)          errors, omissions, interruptions or delays in transmission, or delivery of any message, by mail, telex, cable, telegraph, wireless or other teletransmission or by oral instructions, whether or not they may be in cipher;

(c)           Letter of Credit Issuing Bank shall not be responsible for any act, error, neglect or default, omission, insolvency or failure in business of any of its correspondents;

(d)           Each Letter of Credit Account Party will promptly examine:

(i)           any copy of a Letter of Credit (and of any amendments the thereof) sent to it by Letter of Credit Issuing Bank; and

(ii)          all Instruments and documents delivered to it, from time to time, and, in the event of any claim of non compliance with a Letter of Credit Account Party’s instructions or other irregularity, the applicable Letter of Credit Account Party will immediately notify Letter of Credit Issuing Bank thereof in writing, each Letter of Credit Account Party being conclusively deemed to have waived any such claim against Letter of Credit Issuing Bank and its correspondents unless such notice is given as aforesaid;

(e)           any action, inaction or omission on the part of Letter of Credit Issuing Bank or any of its correspondents, under or in connection with a Letter of Credit or the related Instruments, documents or property, if, in good faith, shall be binding upon each Letter of Credit Account Party and shall not place Letter of Credit Issuing Bank or any of its correspondents under any liability to any Letter of Credit Account Party; and

(f)           in the event that Letter of Credit Issuing Bank shall pre-assign a letter of credit number or numbers to any Letter of Credit Account Party, each Letter of Credit Account Party shall keep such number(s) confidential and shall not disclose any such number to any Person until the Letter of Credit to which such number relates has been approved by Letter of Credit Issuing Bank.

Each Letter of Credit Account Party agrees to hold HSBC, each Affiliate and Subsidiary of HSBC, Letter of Credit Issuing Bank, Collateral Monitor, Agent, each Bank, each Affiliate and Subsidiary of each Bank, each of their officers, directors, employees and correspondents indemnified and harmless against any and all claims, loss, liability or damage, including reasonable counsel fees, howsoever arising from or in connection with any Letter of Credit or any Application, including, without limitation, any such claim, loss, liability or damage arising out of any transfer, sale, delivery, surrender or endorsement of any document at any time(s) held by Letter of Credit Issuing Bank or any of its Affiliates or Subsidiaries, or held for the account of any one of them by any correspondent of any of them, or arising out of any action for injunctive or other judicial or administrative relief arising out of or in connection with any Letter of Credit and affecting, directly or indirectly, HSBC, or each Affiliate or Subsidiary of HSBC (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of any of HSBC, each Affiliate and Subsidiary of HSBC, Letter of Credit Issuing Bank, Collateral Monitor, Agent, each Bank, each Affiliate and Subsidiary of each Bank, each of their officers, directors, employees and correspondents, as determined by a court of competent jurisdiction in a final and non-appealable judgment).

Section 3.08 Licenses; Insurance; Regulations.  Each Letter of Credit Account Party will procure promptly any necessary import, export or other licenses for the import, export or shipping of the property shipped under or pursuant to or in connection with each Letter of Credit, and will comply with all foreign and domestic governmental regulations in regard to the shipment of such property or the financing thereof, and will furnish such certificates in that respect as Letter of Credit Issuing Bank may, at any time(s), reasonably require, and will keep such property adequately covered by insurance in amounts, against risks and with companies reasonably satisfactory to Agent, and will assign the policies or certificates of insurance to Agent, or will make the loss or adjustment, if any, payable to Agent, at Agent’s option, and will furnish Agent, on its demand, with evidence of acceptance by the insurers of such assignment.  Should the insurance upon such property for any reason be unsatisfactory to Agent, Agent may, at Borrower’s expense, obtain insurance satisfactory to Agent.

Each Application for a Trade Letter of Credit hereunder shall constitute the warranty and certification made by each Letter of Credit Account Party that is a party to such Application that no shipment or payment to be made in connection with such Trade Letter of Credit violates or will violate any Law or any United States export, currency control, or other regulations.

Section 3.09 Airway and Steamship Guaranties.  HSBC may, in its discretion, issue a letter of indemnity or such other document requested by the party in possession of merchandise to enable a Letter of Credit Account Party to take possession of such merchandise forthwith without production of the shipping documents (an “Airway Guaranty” or “Steamship Guaranty”, as the case may be).  Such Airway Guaranty or Steamship Guaranty shall be deemed a part of the Letter of Credit Obligations and shall be included, without duplication, as such in the calculation of the Borrowing Base, the Availability for Revolving Credit Loans, the Trade Letter of Credit Commitment and the Standby Letter of Credit Commitment, as applicable, provided, however, that any merchandise which is the subject of such Airway Guaranty or Steamship Guaranty shall not be included in Eligible Inventory or Eligible In-Transit Inventory or Eligible Trade Letters of Credit.

Section 3.10 Additional Security.  If a temporary restraining order or an injunction (preliminary or permanent) or any similar order is issued in connection with any Letter of Credit or any Instrument or documents relating thereto, which order, injunction, or similar order may apply, directly or indirectly, to Letter of Credit Issuing Bank, each Letter of Credit Account Party shall, on demand, deliver, convey, transfer, or assign to the Agent additional security of a value and character reasonably satisfactory to Agent and Letter of Credit Issuing Bank, or make such payment as Agent and/or Letter of Credit Issuing Bank may require.

Section 3.11 Continuing Rights and Obligations.  Agent’s and Letter of Credit Issuing Bank’s rights hereunder shall continue unimpaired, and each Letter of Credit Account Party shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding the release and/or substitution of any property which may be held as Collateral at any time(s), or of any rights or interest therein.  No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by Agent and/or Letter of Credit Issuing Bank shall impair Agent’s and/or Letter of Credit Issuing Bank’s rights or powers hereunder.

Section 3.12 Instructions; No Liability.  Instructions may be honored by Agent and Letter of Credit Issuing Bank when received from an Authorized Person.  Each Letter of Credit Account Party may furnish Agent and Letter of Credit Issuing Bank with written confirmation of any such Instruction, but Agent’s and Letter of Credit Issuing Bank’s responsibility with respect to any Instruction shall not be affected by its failure to receive, or the content of, such confirmation.  Neither Agent nor Letter of Credit Issuing Bank shall have responsibility to notify any Letter of Credit Account Party of any discrepancies between such Letter of Credit Account Party’s instructions and its written confirmation, and in the event of any such discrepancy, the original Instruction shall govern.  Agent and Letter of Credit Issuing Bank shall be fully protected in, and shall incur no liability to any Letter of Credit Account Party for, acting upon any Instructions or any oral, written, telephone, teleprocess, electronic, or other amendments thereto which it in good faith believes to have been given by any Authorized Person, and in no event shall Agent or Letter of Credit Issuing Bank be liable for special, consequential, or punitive damages in connection therewith.  Agent and Letter of Credit Issuing Bank may, at its option, use any means of verifying any Instruction received by it.  Agent and Letter of Credit Issuing Bank also may, at its option, refuse to act upon any instruction or other communication or any part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal. All such authorizations and instructions shall continue in full force and effect unless Letter of Credit Issuing Bank may elect to act upon additional instructions delivered to it by any Letter of Credit Account Party prior to the issuance of a Letter of Credit in reliance upon the original Instructions. Notwithstanding anything to the contrary contained herein, each Letter of Credit Issuing Bank is authorized to delegate to one or more of its Affiliates any or all of its rights and obligations with respect to any or all Letters of Credit issued by such Letter of Credit Issuing Bank; provided that, no Letter of Credit may be issued by, and no obligations under outstanding Letters of Credit may be delegated to, an Affiliate of a Letter of Credit Issuing Bank unless (i) such Letter of Credit is confirmed by a Letter of Credit Issuing Bank, or (ii) such Affiliate of a Letter of Credit Issuing Bank has the same or better credit rating as the applicable Letter of Credit Issuing Bank based on the credit rating assigned to each by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) (or any successor or assignee of the business of each such company in the business of rating securities credit rating).

Section 3.13 Steamship Guaranty.  Any Steamship Guaranty which the Letter of Credit Issuing Bank may issue from time to time at its sole discretion will be deemed Letter of Credit Obligations.

Section 3.14 Letter of Credit Application and Agreement.  If requested by the Letter of Credit Issuing Bank, each Letter of Credit Account Party also shall submit an Application and/or letter of credit reimbursement agreement on the Letter of Credit Issuing Bank’s standard forms in connection with any request for a Letter of Credit.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Application and/or letter of credit reimbursement agreement and/or any other agreement submitted by a Letter of Credit Account Party to, or entered into by a Letter of Credit Account Party with, the Letter of Credit Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Section 3.15 Existing Letters of Credit; Use of Term “Letter of Credit Issuing Bank”.

(a)           Banks, Borrower, Guarantors, Agent and Letter of Credit Issuing Bank hereby acknowledge and agree that the Existing Letters of Credit constitute Letters of Credit hereunder and commencing the Restatement Date, each Bank shall be deemed to have purchased from the Letter of Credit Issuing Bank an undivided participating interest in the obligations of the Letter of Credit Issuing Bank under and in connection with such Existing Letters of Credit pursuant to Article IV hereof.

(b)           Notwithstanding anything to the contrary contained in this Agreement, with respect to all Letters of Credit, to the extent that any consent or action is required by, or any notice is required to be provided to, the Letter of Credit Issuing Bank for any matter relating to Letters of Credit, the Letter of Credit Issuing Bank shall be deemed to mean only HSBC and such consent, action and/or notice shall only be required of/to HSBC.

Section 3.16 Borrower’s Obligations Under Letters of Credit.  With respect to Letters of Credit issued for the account of a Letter of Credit Account Party that is not the Borrower, the Borrower hereby agrees that, in addition to each other Letter of Credit Account Party for whose account such Letter of Credit has been issued, the Borrower shall be primarily obligated for all reimbursement obligations and Letter of Credit Fees in connection with any and all such Letters of Credit to the same extent as if such Letters of Credit had named the Borrower as the account party therefor.

ARTICLE IV

PARTICIPATION

Section 4.01 Participating Banks’ Pro Rata Shares.  Subject to the terms and conditions hereinafter set forth in this Article IV, Letter of Credit Issuing Bank hereby agrees to sell and each Participating Bank hereby agrees to purchase a risk participation (“Participation”) from Letter of Credit Issuing Bank in each Letter of Credit to the extent of the percentage set forth below opposite such Bank’s name (as such percentage may be reduced or otherwise modified from time to time in accordance with the terms of this Article IV):

Bank	Commitment	Pro Rata Share

HSBC	$31,000,000	24.8%
Chase	$27,000,000	21.6%
IDB	$22,500,000	18.0%
Wachovia	$22,500,000	18.0%
Bank Leumi	$11,000,000	8.8%
Sovereign	$11,000,000	8.8%

Section 4.02 Sale and Purchase of Participation.  Each Participating Bank hereby irrevocably and unconditionally agrees to purchase, and Letter of Credit Issuing Bank hereby agrees to sell and transfer to each Participating Bank, an undivided fractional interest equal to such Participating Bank’s Pro Rata Share in each Letter of Credit upon issuance thereof and each draw thereunder upon such drawing, and in the obligations of the Letter of Credit Account Parties in respect of each such Letter of Credit under this Agreement and the Letter of Credit (including all related payments and recoveries to which such Participating Bank is entitled pursuant to Section 4.05 hereof).

Section 4.03 Participation in Fees and Collateral; Relationship.  Agent shall pay each Participating Bank its Pro Rata Share of each Trade Letter of Credit Fee and Standby Letter of Credit Fee.  This fee shall be due and payable promptly, after such Fee is paid to Agent, in arrears on each Quarterly Date.

The relationship between Letter of Credit Issuing Bank (in its capacity as seller of a Participation pursuant to this Article IV) and each Participating Bank (in its capacity as purchaser of a Participation pursuant to this Article IV) is and shall be that of a purchaser and seller of a property interest and not a creditor-debtor relationship or joint venture.  Letter of Credit Issuing Bank (in its capacity as seller of a Participation pursuant to this Article IV) shall owe each Participating Bank (in its capacity as purchaser of a Participation pursuant to this Article IV) no duty except as specifically set forth in this Article IV.

Section 4.04 Procedures.  Whenever a draw shall be made under a Letter of Credit and a Letter of Credit Account Party shall fail to reimburse Letter of Credit Issuing Bank therefor in accordance with this Agreement, Letter of Credit Issuing Bank will promptly notify each Participating Bank regarding such draw as follows:  (a) the date of such draw, and (b) the amount of such draw or payment.  Although Letter of Credit Issuing Bank shall be responsible for paying each such draw on each Letter of Credit, each Participating Bank shall bear its Pro Rata Share of the credit risk associated with each such draw.  Accordingly, in the event that the amount of any such draw is not paid in full by or on behalf of a Letter of Credit Account Party when required in accordance with the terms of this Agreement, for any reason, Letter of Credit Issuing Bank shall give prompt notice by telephone (promptly confirmed in writing) or telex to each Participating Bank of such event.  Upon receipt of such telephone or telex notice, each Participating Bank shall cause to be transmitted to Letter of Credit Issuing Bank, to an account to be specified by Letter of Credit Issuing Bank, an amount in immediately available funds equivalent to its Pro Rata Share of such draw or payment in such manner to ensure that such funds are received by, and available to, Letter of Credit Issuing Bank by 3:00 P.M., New York City time, on the date demand therefor was made by Letter of Credit Issuing Bank (if demand was made by 11:00 A.M., New York City time) or by 10:00 A.M., New York City time, on the Banking Day following the date demand therefore was made (if demand was made after 11:00 A.M., New York City time) and any such payment by each Participating Bank shall be deemed a Revolving Credit Loan.

Letter of Credit Issuing Bank shall advise each Participating Bank quarterly of its Pro Rata Share of the Letter of Credit Obligations (but shall have no liability for its failure to do so).  In addition, Letter of Credit Issuing Bank shall supply any notices of reasonable requests in the ordinary course of business.

Section 4.05 Collections and Remittances.  Whenever Letter of Credit Issuing Bank receives any payment, interest reimbursement, collection, recovery, setoff, counterclaim or banker’s lien on account of a Letter of Credit, whether from a Letter of Credit Account Party, the Collateral, or otherwise, it shall allocate such receipt as follows:

(a)           First, to the payment of taxes, assessments, insurance premiums, legal fees, or for similar purposes as required by the Letter of Credit, as the case may be, or any other Loan Document, and, if previously paid by Agent or Letter of Credit Issuing Bank, such sums shall be retained by Agent or Letter of Credit Issuing Bank, as the case may be; and

(b)           Second, in the event a Letter of Credit Account Party fails to reimburse Letter of Credit Issuing Bank, when due, for any draw under a Letter of Credit, and Letter of Credit Issuing Bank receives a payment of or on account of such defaulted amount as to which a Participating Bank has paid Letter of Credit Issuing Bank the amount of its Pro Rata Share pursuant to Section 4.04 hereof, that portion of the amount received shall be allocated between each such Participating Bank and Letter of Credit Issuing Bank pro rata, with each such Participating Bank’s percentage of the principal amount based on its Pro Rata Share and with each such Participating Bank’s portion of the interest and fees on its Pro Rata Share based upon the amounts set forth above.

If any payment received by Letter of Credit Issuing Bank and distributed or credited to a Participating Bank is later rescinded or is otherwise returned by Letter of Credit Issuing Bank for whatever reason (including, without limitation, settlement of an alleged claim), each such Participating Bank, upon demand by Letter of Credit Issuing Bank, shall immediately pay to Letter of Credit Issuing Bank, such Participating Bank’s Pro Rata Share of the amount so returned, with interest at the Federal Funds Rate from and after the date of demand.  The covenants contained in this paragraph shall survive the termination of this Agreement.

Section 4.06 Sharing of Setoffs and Collections.  Each Participating Bank agrees that to the extent any payment is received by it on any of a Letter of Credit Account Party’s obligations under a Letter of Credit, whether by counterclaim, setoff, banker’s lien, by realizing on collateral or otherwise and such payment results in such Participating Bank receiving a greater payment than it would have been entitled to under Section 4.05 hereof had the total amount of such payment been paid directly to Letter of Credit Issuing Bank for disbursement according to that Section, then such Participating Bank shall immediately purchase for cash from Letter of Credit Issuing Bank an additional Participation and a participation from the other Participating Banks in such Letter of Credit (subject to the same terms and conditions provided for herein), sufficient in amount so that such payment shall effectively be shared pro rata with HSBC and the other Participating Banks in accordance with the amount, and to the extent, of their respective interests in the Letter of Credit; provided however, that if all or any portion of such payment is thereafter recovered from such Participating Bank at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery upon demand by such Participating Bank with interest at the Federal Funds Rate from and after the date of demand.

Section 4.07 Indemnification; Costs and Expense.  To the extent not reimbursed by a Letter of Credit Account Party, and without limiting the obligation of the Letter of Credit Account Parties to do so, each Participating Bank agrees to, on demand, reimburse each Letter of Credit Issuing Bank for, indemnify each Letter of Credit Issuing Bank against, and hold each Letter of Credit Issuing Bank harmless from, to the extent of each such Participating Banks Pro Rata Share of, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind whatsoever (including, without limitation, disbursements necessary, in the reasonable judgment of such Letter of Credit Issuing Bank, to preserve or protect the Collateral), that may, at any time, be imposed on, incurred by, or asserted against such Letter of Credit Issuing Bank in any way relating to this Agreement, a Letter of Credit, the Collateral or any other Revolving Credit Loan Document or other instrument relating to any of the foregoing, or the transactions contemplated thereby and hereby, or any action taken or omitted by such Letter of Credit Issuing Bank under or in connection with any of the foregoing; provided however, that no Participating Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from such Letter of Credit Issuing Bank’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment.  The covenants contained in this Section 4.07 hereof shall survive the termination of this Agreement.

Section 4.08 Administration; Standard of Care.  Letter of Credit Issuing Bank will administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances.  Except as expressly set forth in the third paragraph of this Section 4.08, Letter of Credit Issuing Bank shall be entitled to use its discretion in taking or refraining from taking any actions in connection with any of the foregoing as if it were the sole party involved in any of the foregoing and no Participation existed.

Each Participating Bank acknowledges that its Participation hereunder is without recourse to any Letter of Credit Issuing Bank and that each such Participating Bank expressly assumes all risk of loss in connection with its Participation in the Letters of Credit as if such Participating Bank had directly provided such Letters of Credit.  No Letter of Credit Issuing Bank shall have any liability express or implied, for any action taken or omitted to be taken by such Letter of Credit Issuing Bank or for any failure or delay in exercising any right or power possessed by such Letter of Credit Issuing Bank under any of the Loan Documents except for actual losses, if any, suffered by any Participating Bank that are proximately caused either by such Letter of Credit Issuing Bank’s gross negligence or by such Letter of Credit Issuing Bank’s willful misconduct, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment.  Without limiting the foregoing, each Letter of Credit Issuing Bank (a) may consult with legal counsel, independent public accountants, appraisers, and other experts, selected by such Letter of Credit Issuing Bank, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (b) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, telegraph, telex, telecopy, TWX, or other telecommunication device) believed by such Letter of Credit Issuing Bank to be genuine and correct and to have been signed, sent, or made by the proper person, (c) makes no warranty or representation of any kind or character relating to any Letter of Credit Account Party or the Collateral, and shall not be responsible for any warranty or representation made in or in connection with any of the Loan Documents, (d) makes no warranty or representation as to, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectability of any of the Loan Documents, for any failure by any Letter of Credit Account Party or any Person to perform its obligations thereunder, for a Letter of Credit Account Party’s use of the proceeds therefrom, or for the preservation of the Collateral or the loss, depreciation, or release thereof, (e) makes no warranty or representation as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by such Letter of Credit Issuing Bank or any Participating Bank in connection with, or otherwise referred to in, any of the Loan Documents, and (f) shall not be required to make any inquiry concerning the observance or performance of any agreement contained in, or conditions of, any of the Loan Documents, or to inspect the property, books, or records of any Letter of Credit Account Party or any Person.

Notwithstanding the provisions of the first paragraph of this Section 4.08, each Letter of Credit Issuing Bank agrees that it will not waive any Event of Default without the consent of the Participating Banks constituting the Required Banks and it will not take any of the following actions without the written consent of each Participating Bank:  (i) extend the maturity date of any Letter of Credit beyond ninety (90) days after the Revolving Credit Termination Date; (ii) increase the amount of the Trade Letter of Credit Commitment or the Standby Letter of Credit Commitment; (iii) reduce the fees charged on the Letters of Credit below the amount required to be paid to such Letter of Credit Issuing Bank or to the Participating Banks pursuant to the terms of this Article IV; or (iv) release any Guarantor or any Collateral, except as otherwise contemplated in any Loan Documents.  Each Letter of Credit Issuing Bank shall be fully justified in failing or refusing to take any action under any of the Loan Documents unless it shall first receive such advice or concurrence of the Participating Banks constituting the Required Banks.

Each Letter of Credit Issuing Bank and the Participating Banks may lend money to, accept deposits from, and generally engage in any kind of business with each Letter of Credit Account Party as freely as though no Participation had been granted to a Participating Bank.

Section 4.09 Independent Investigation by the Participating Banks.  Each Participating Bank acknowledges (a) that each Letter of Credit Issuing Bank has provided such Participating Bank with copies of all of the Loan Documents and each Letter of Credit Account Party and each Letter of Credit Issuing Bank has provided or granted such Participating Bank access to, certain financial data and other information pertaining to the Letter of Credit Account Parties and the Guarantors that such Participating Bank has requested in order to enable it to make an independent, informed judgment with respect to the desirability of purchasing Participation in the Letters of Credit, (b) that no Letter of Credit Issuing Bank has made any representations or warranties to such Participating Bank and that no prior or future act by any Letter of Credit Issuing Bank, including, without limitation, any review of the affairs of any Letter of Credit Account Party, shall be deemed to constitute a representation or warranty of such Letter of Credit Issuing Bank, and (c) that such Participating Bank has independently, without reliance upon any Letter of Credit Issuing Bank, and based on such information as such Participating Bank has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial condition, and general credit worthiness of each Letter of Credit Account Party, made its own analysis of the value and Lien status of any Collateral, and made its own decision to execute this Agreement and thereby purchase from the applicable Letter of Credit Issuing Bank(s) a Participation in accordance with this Article IV in the Letters of Credit.  Each Participating Bank agrees that, independently and without reliance upon any Letter of Credit Issuing Bank or any representations or statements of any Letter of Credit Issuing Bank, and based on such information as such Participating Bank deems appropriate at the time, it will continue to make and rely upon its own credit analysis and decisions in taking or not taking any action under this Article IV or any of the Loan Documents.

Section 4.10 Participating Banks’ Ownership of Interests in the Participation; Repurchases by the Letter of Credit Issuing Banks.  Each Participating Bank hereby represents and warrants to each Letter of Credit Issuing Bank that the purchase of its Participation in the Letters of Credit (a) is a legal investment pursuant to the Law under which such Participating Bank is organized and operates, (b) has been duly authorized and approved by all necessary action of the management of such Participating Bank, and (c) is made for such Participating Bank’s own account for the purpose of investment only and with no present intention of disposing of the same.

Upon the occurrence of an Event of Default and failure to consent to a change in this Agreement where such Participating Bank’s consent is required pursuant to this Article IV, each Letter of Credit Issuing Bank, or any party designated by it, shall have the right (but not the obligation) to repurchase such Participating Bank’s Participation in any Letter of Credit for a purchase price equal to any unpaid amount due the Participating Bank with respect to such Participation.  Upon demand and payment therefor, such Participating Bank shall promptly transfer to such Letter of Credit Issuing Bank its Participation in any such Letter of Credit by executing and delivering to such Letter of Credit Issuing Bank an instrument of transfer in form and substance satisfactory to such Letter of Credit Issuing Bank and such Participating Bank; provided however, that failure by such Participating Bank to do so shall not affect such Letter of Credit Issuing Bank’s repurchase of such Participating Bank’s Participation in any such Letter of Credit, which repurchase shall be effective upon payment therefor by such Letter of Credit Issuing Bank to such Participating Bank.  At any time before each payment, such Letter of Credit Issuing Bank may withdraw and terminate its offer to repurchase such Participating Bank’s Participation in any such Letter of Credit prior to the payment of such price.

ARTICLE V

GUARANTY

Section 5.01 Guaranty.  Each Guarantor hereby, jointly and severally, irrevocably, absolutely and unconditionally guarantees to each Bank Party and their successors, endorsees, transferees and assigns the prompt and complete payment by Borrower and each Letter of Credit Account Party, as and when due and payable (whether at stated maturity or by required prepayment, acceleration, demand or otherwise), of all Obligations and agrees to pay on demand any and all expenses (including counsel fees and expenses) which may be paid or incurred by any Bank Party in collecting any or all of the Obligations and/or enforcing any rights under any of the Loan Documents or under the Obligations (the “Guaranty”).  The Guaranty of each Guarantor of the payment of the Obligations is such Guarantor’s “Guaranty Obligation”.

Section 5.02 Guarantor’s Guaranty Obligations Unconditional.

(a)           Each Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Law now or hereafter in effect in any jurisdiction affecting any such terms or, the rights of any Bank Party with respect thereto.  The obligations and liabilities of each Guarantor under this Guaranty shall be to the extent permitted by applicable law absolute and unconditional irrespective of:  (i) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (iii) any exchange or release of, or non-perfection of any Lien on or in, any Collateral, or any release or amendment or waiver of or consent to any departure from any other guaranty, for all or any of the Obligations; or (iv) any other circumstances which might otherwise constitute a defense (other than indefeasible payment in full) available to, or a discharge of, Borrower, any Letter of Credit Account Party or any other guarantor in respect of the Obligations of any Guarantor in respect of this Guaranty.

(b)           This Guaranty is a continuing guaranty and shall remain in full force and effect until: (i) the payment in full of all the Obligations and the termination of the Revolving Credit Commitment; and (ii) the payment of the other expenses to be paid by the Guarantors pursuant hereto.  This Guaranty shall continue to be effective or shall be reinstated, as the case may be, if, at any time, any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Bank Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower and/or any Letter of Credit Account Party or otherwise, all as though such payment had not been made.

(c)           The obligations and liabilities of each Guarantor under this Guaranty shall not be conditioned or contingent upon the pursuit by the Agent or any Bank or any other Person at any time of any right or remedy against Borrower, any Letter of Credit Account Party or any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or security or guarantee therefor or right of setoff with respect thereto.

(d)           Each Guarantor hereby consents that, without the necessity of any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by any Bank Party may be rescinded by such Bank Party and any of the Obligations continued after such rescission.

Section 5.03 Waivers.  To the extent permitted by applicable law, each Guarantor hereby waives: (a) promptness and diligence; (b) notice of or proof of reliance by any Bank Party upon this Guaranty or acceptance of this Guaranty; (c) notice of the incurrence of any Obligation by Borrower and/or any Letter of Credit Account Party or the renewal, extension or accrual of any Obligation; (d) notice of any actions taken by any Bank Party or Borrower, any Letter of Credit Account Party or any other party under any Loan Document, or any other agreement or instrument relating to the Obligations; (e) all other notices, demands and protests, and all other formalities of every kind other than such as are provided for in the Loan Documents in connection with the enforcement of the Obligations or of the obligations of any Guarantor hereunder, the omission of or delay or which, but for the provisions of this Section 5.03, might constitute grounds for relieving any Guarantor of its obligations hereunder; and (f) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any property subject thereto or exhaust any right or take any action against Borrower, any Letter of Credit Account Party or any other Person or any Collateral.

Section 5.04 Subrogation.  Each Guarantor agrees that it hereby defers any rights which it may acquire by way of subrogation under this Guaranty, whether acquired by any payment made hereunder, by any setoff or application of funds of such Guarantor by any Bank Party or otherwise until the Obligations have been paid in full.

Section 5.05 Limitation of Liability.  The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state law.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions Precedent to Use of a Credit Facility on and after the Restatement Date.  The obligations of the Banks on or after the date of this Agreement to make a Loan and the obligation of HSBC to issue the initial Letter of Credit is subject to the condition precedent that the Banks shall have received on or before the Restatement Date each of the following documents, in form and substance satisfactory to the Banks and their counsel, and each of the following requirements shall have been fulfilled:

(a)           Evidence of Due Organization and all Corporate Actions by Borrower and each Guarantor. A certificate of the Secretary or Assistant Secretary of Borrower and each Guarantor, dated the date of this Agreement, attesting to the certificate of incorporation and by-laws of Borrower and each Guarantor and all amendments thereto and to all corporate actions taken by Borrower and each Guarantor, including resolutions of its board of directors and/or an authorized committee thereof, authorizing the execution, delivery and performance of the Loan Documents, and each other document to be delivered pursuant to the Loan Documents;

(b)           Incumbency and Signature Certificates of Borrower and each Guarantor.  A certificate of the Secretary or Assistant Secretary of Borrower and each Corporate Guarantor, dated the date of this Agreement, certifying the names and true signatures of the officers of Borrower and each Guarantor authorized to sign the Loan Documents to which it is a party, and the other documents to be delivered pursuant to the Loan Documents;

(c)           Good Standing Certificates of Borrower and each Guarantor.  A Certificate, dated reasonably near the date of this Agreement, from the Secretary of State (or other appropriate official) of the jurisdiction of incorporation of Borrower and each Guarantor certifying as to the due incorporation and good standing of Borrower or such Guarantor and certificates, dated reasonably near the date of this Agreement, from the Secretary of State (or other appropriate official) of each other jurisdiction where Borrower and each Guarantor is required to be qualified to conduct business, certifying that Borrower or such Guarantor is duly qualified to do such business and is in good standing in each such state;

(d)           Notes.  The Revolving Credit Notes duly executed by the Borrower;

(e)           Reaffirmation Agreement.  The Reaffirmation Agreement duly executed by the Borrower and the Guarantors;

(f)           Security Documents.  The Master Security Agreement duly executed by Borrower and each Guarantor and the Shane Hunter Trademark Security Agreement duly executed by Shane Hunter, together with Uniform Commercial Code searches identifying all of the financing statements on file with respect to the Borrower and each Guarantor in all jurisdictions in which the Borrower and each Guarantor is organized as of the Effective Date and during the five years prior thereto, including the financing statements filed by the Agent against such party indicating that no party other than the Agent claims an interest in any of the Collateral except with respect to Permitted Liens;

(g)          Control Agreements.  The Control Agreements duly executed by the Borrower and each Deposit Bank party thereto with respect to each Deposit Account and Securities Account listed on Part I of  Schedule 7.21.

(h)          Opinions of Counsel for Borrower and Guarantors.  A favorable opinion of Willkie Farr & Gallagher LLP, counsel for Borrower and each Guarantor, addressed to all Banks, dated the date of this Agreement;

(i)           Payment of Fees.  Payment in full to the Agent of all fees required to be paid to the Agent and payment in full of all other fees required to be paid in accordance with the Loan Documents;

(j)           Officer’s Certificate.  The following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of Borrower dated the date of this Agreement stating that:

(i)           The representations and warranties contained in this Agreement and in each of the other Loan Documents are correct on and as of the date of this Agreement as though made on and as of such date; and

(ii)          No Default or Event of Default has occurred and is continuing;

(k)           Terminations. Termination or Assignment of UCC Financing Statements terminating or assigning Liens other than Permitted Liens;

(l)           Pre-Closing Borrowing Base Certificate. After giving effect to any existing Revolving Credit Loans and Letter of Credit Obligations and any other extension of credit to be made by the Banks on the date of this Agreement, a Borrowing Base Certificate of Borrower and its Restricted Subsidiaries showing Net Availability of a positive amount (the Borrowing Base Certificate shall reflect all extensions of credit to be made on the Restatement Date and other than such extensions of credit to be made on the Restatement Date, all information in the Borrowing Base Certificate shall be as of December 31, 2007);

(m)           USA Patriot Act.  The Bank shall have received, sufficiently in advance of the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including, without limitation, the information described in Section 14.16; and

(n)           Additional Documentation.  Such other approvals, opinions or documents as the Agent or any Bank may reasonably request.

Section 6.02 Conditions Precedent to All Credit Facilities.  The obligations of the Bank Parties, as the case may be, to provide each Credit Facility, shall be subject to the further conditions precedent that on the date of providing such Credit Facility:

(a)           The following statements shall be true:

(i)           (A)           the representations and warranties with a materiality provision contained in this Agreement and in each of the other Loan Documents are correct on and as of the date of providing such Credit Facility as though made on and as of such date and (B) all the representations and warranties with no materiality provision contained in this Agreement and in each of the other Loan Documents are correct in all material respects on and as of the date of providing such Credit Facility as though made on and as of such date, except, in each case, to the extent that such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall have been correct on and as of such earlier date); and

(ii)          no Default or Event of Default has occurred and is continuing, or could result from providing such Credit Facility;

(b)           The Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

Section 6.03 Deemed Representation.  Each request under a Credit Facility and acceptance by Borrower of any proceeds of such Revolving Credit Loan or the Term Loan or the issuance of any Letter of Credit, as the case may be, shall constitute (a) for representations and warranties with a materiality provision, a representation and warranty that the statements contained in Section 6.02(a) hereof are true and correct both on the date of such notice and as of the date of the providing of such Revolving Credit Loan or issuance of such Letter of Credit, as the case may be, and (b) for representations and warranties with no materiality provision, a representation and warranty that the statements contained in Section 6.02(a) hereof are true and correct in all material respects both on the date of such notice and as of the date of the providing of such Revolving Credit Loan or the Term Loan or issuance of such Letter of Credit, as the case may be.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor hereby represents and warrants that:

Section 7.01 Incorporation.  Good Standing and Due Qualification.  Borrower and each Guarantor is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except to the extent that its failure to be so qualified could not result in a Material Adverse Change.

Section 7.02 Corporate Power and Authority; No Conflicts.  The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders which has not been obtained; (b) contravene its certificate of incorporation or by-laws; (c) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Documents), registration, consent or approval under any Law (including, without limitation, Regulations T, U and X of the Board of Governors), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or any Guarantor; (d) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien (other than as created under the Security Documents), upon or with respect to any of the properties now owned or hereafter acquired by Borrower or any Guarantor; or (f) cause such corporation to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

Section 7.03 Legally Enforceable Agreements.  Each Loan Document to which Borrower and each Guarantor is a party is a legal, valid and binding obligation of Borrower and each Guarantor, enforceable against Borrower and each Guarantor in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

Section 7.04 Litigation.  There are no actions, suits or proceedings (private or governmental) pending or, to the knowledge of Borrower or any Guarantor, threatened, against or affecting Borrower or any Guarantor before any Governmental Authority or arbitrator, except as set forth in Schedule 7.04. None of the actions set forth on Schedule 7.04 are reasonably expected to result in a Material Adverse Change.

Section 7.05 Financial Statements.  Each of: (a) the consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income and retained earnings, and consolidated statements of cash flows of Borrower and its Subsidiaries for the Fiscal Year, then ended, and the accompanying footnotes, together, with the opinion thereon, dated September 12, 2007 of Deloitte & Touche LLP, independent certified public accountants, copies of which have been furnished to the Banks, and (b) the internally prepared financial statements as of September 30, 2007 showing Borrower and the Restricted Subsidiaries, fairly present the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied except as set forth in the notes thereto and subject in the case of interim financials statements to normal year end adjustments. There has been no Material Adverse Change since September 30, 2007. There are no liabilities of Borrower or any of the Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements referred to above or in the notes thereto, other than liabilities arising in the ordinary course of business since September 30, 2007.

Section 7.06 Ownership and Liens.  Borrower and each Restricted Subsidiary have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 7.05 hereof (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any Restricted Subsidiary and none of their leasehold interests are subject to any Lien, except as may be permitted under this Agreement. Neither Borrower nor any Restricted Subsidiary has any copyright or patent. All trademarks owned by Borrower and/or the Restricted Subsidiaries are indicated on Schedule 7.06 hereto.

Section 7.07 Taxes.  Borrower and each Guarantor have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies thereon to be due, including interest and penalties, except to the extent that (i) adequate reserves have been established therefor by the Borrower or (ii) they are the subject of a Good Faith Contest.

Section 7.08 ERISA.  Each Plan is administered in compliance in all material respects with all applicable provisions of ERISA and the Code except where such failure would not reasonably be expected to result in a Material Adverse Change.  Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan that could reasonably be expected to result in a Material Adverse Change; no notice of intent to terminate a Pension Plan has been filed nor has any Pension Plan been terminated; no circumstance exists which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Guarantor nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multiemployer Plan; and no Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating; Borrower, each Guarantor and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Pension Plans; and neither Borrower nor any Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA; and neither Borrower, any Guarantor, nor any ERISA Affiliate has liability for retiree medical, life insurance or other death benefits (contingent or otherwise) other than as a result of a continuation of medical coverage required under Section 4980B of the Code or as required pursuant to an employment agreement.

Section 7.09 Subsidiaries; Ownership of Guarantors; Investments.  As of the Restatement Date, all of the outstanding capital stock or other interests of each Guarantor is set forth on Schedule 7.09 and has been validly issued, is fully paid and nonassessable and, is owned free and clear of all Liens other than Permitted Liens.  As of the Restatement Date, Schedule 7.09 lists each of the Borrower’s direct and indirect Subsidiaries and all other capital stock and other equity securities or other debt or equity investments owned or held by Borrower or any Restricted Subsidiary.  Each of the Borrower’s Inactive Subsidiaries  as of the Restatement Date is listed on Schedule 7.09, and no other Subsidiary of the Borrower is an Inactive Subsidiary at such date.

Section 7.10 Operation of Business.  Borrower and each Restricted Subsidiary possesses all licenses, permits, franchises, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower and each Restricted Subsidiary is not in violation of any valid rights of others with respect to any of the foregoing, except, in each case, as could not otherwise result in a Material Adverse Change.

Section 7.11 No Default on Outstanding Judgments or Orders.  Borrower and each Guarantor have satisfied all judgments and Borrower and each Guarantor are not in default with respect to any judgment, writ, injunction, or decree of any court, arbitrator or any rule or regulation of any federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

Section 7.12 No Defaults on Other Agreements.  Neither Borrower nor any Restricted Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which is likely to result in a Material Adverse Change.  Neither Borrower nor any Restricted Subsidiary is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument.  Neither Borrower nor any Guarantor is a party to any agreement which restricts or prohibits any Guarantor from declaring and/or paying dividends to Borrower.

Section 7.13 Labor Disputes and Acts of God.  Neither the business nor the properties of Borrower or any Restricted Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), except (i) as could not result in a Material Adverse Change or (ii) as specified in Schedule 7.13.

Section 7.14 Governmental Regulation.  Neither Borrower nor any Guarantor is subject to regulation under the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

Section 7.15 Partnerships.  Neither Borrower nor any Restricted Subsidiary is a partner in any partnership.

Section 7.16 Environmental Protection.  Borrower and each Restricted Subsidiary have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization is not likely to result in a Material Adverse Change.  Borrower and each Restricted Subsidiary are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other applicable limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved by a Governmental Authority thereunder, except to the extent failure to comply is not likely to result in a Material Adverse Change.

The Collateral contains no Hazardous Materials that, under any Environmental Law then in effect, (a) would impose liability on Borrower or any Guarantor that could result in a Material Adverse Change or (b) could result in the imposition of a Lien on the Collateral or any portion thereof or any other assets of Borrower or any Guarantor, in each case if not properly handled in accordance with applicable Law.

Section 7.17 Solvency.  Borrower and each Guarantor is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents, and any other documents, instruments or agreements relating thereto, will be Solvent.

Section 7.18 Properties; Priority of Liens.  All of the properties and assets owned by the Borrower and the Guarantors are owned by each of them, respectively, free and clear of any Lien of any nature whatsoever, except as provided for in the Security Documents, and Permitted Liens.

Section 7.19 No Burdensome Restrictions.  No Contractual Obligation of the Borrower or any Restricted Subsidiary and no Law materially adversely affects, or insofar as the Borrower may reasonably foresee may so affect, the business, operations, property or financial or other condition of the Borrower or any such Restricted Subsidiary, except as could not result in a Material Adverse Change.

Section 7.20 Federal Regulations.  The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Loans hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.

Section 7.21 Deposit and Securities Accounts.  All of the Deposit Accounts, Securities Accounts or other accounts in the name of or used by the Borrower and each Guarantor maintained at any bank or other financial institution are set forth on Schedule 7.21, subject to the right of the Borrower and each Guarantor to establish new accounts in accordance with Section 9.16 hereof.

Section 7.22 Disclosure.  As of the Restatement Date, the Borrower has disclosed to the Banks and the Agent all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower or any Restricted Subsidiary to the Banks and the Agent in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and no representation or warranty is made as to whether such projected financial information will be realized.

Section 7.23 Security Interests.  Each Security Agreement creates in favor of the Agent, for the benefit of the Banks, a legal, valid and enforceable security interest in the Collateral secured thereby.  Upon the filing of the UCC-1 financing statements and the recording of the Collateral Assignments for Security referred to in each Trademark Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, subject to Permitted Liens, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Trademark Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S.  patent and trademark applications and registrations and U.S.  copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

Section 7.24 Patriot Act.  Each of the Borrower and its Subsidiaries, or any of them, is:  (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Blocked Person Annex”); (ii)  not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iii) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any lists maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; and (iv) not wholly owned or controlled by or now acting or will in the future act for or on behalf of any Person named in the Blocked Person Annex or any other list promulgated under the Patriot Act or any other Person who has been determined to be subject to the prohibitions contained in the Patriot Act.

ARTICLE VIII

AFFIRMATIVE COVENANTS

So long as any of the Notes shall remain unpaid or any Letter of Credit Obligation shall remain outstanding or any Bank Party shall have a Revolving Credit Commitment hereunder, or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower and each Guarantor, shall:

Section 8.01 Maintenance of Existence.  Subject to the provisions of Section 9.07, preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except (i) to the extent that its failure to so qualify could not result in a Material Adverse Change and (ii) that Inactive Subsidiaries may be merged out of existence or dissolved.

Section 8.02 Conduct of Business.  Continue to operate its business in a manner consistent with the conduct of it on and prior to the Restatement Date.

Section 8.03 Maintenance of Properties.  Maintain, keep and preserve all of its properties, (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 8.04 Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP.

Section 8.05 Maintenance of Insurance.  Maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

Section 8.06 Compliance with Laws.  Comply in all respects with all applicable Laws, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except (a) in the case of the failure to pay taxes, (i) adequate reserves have been established therefor by the Borrower or (ii) such taxes are the subject of a Good Faith Contest, and (b) to the extent that its failure to so comply is not likely to result in a Material Adverse Change.

Section 8.07 Right of Inspection.

(a)           Permit Collateral Monitor and/or its designee, at any time and from time to time, upon reasonable prior notice, to examine and make copies of the extracts from the books and records of Borrower and its Subsidiaries, and visit the properties of Borrower and its Subsidiaries, and discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their respective employees, officers, directors and independent accountants and examine and audit the inventory and receivables of Borrower and each Subsidiary (such foregoing right of inspection and review to be referred to as the “Field Examination”), with the cost of one such Field Examination during each twelve month period from and after the Restatement Date being borne by the Borrower; provided that, for each such Field Examination the Borrower shall not be required to pay more than Eight Hundred Fifty Dollars ($850) per day per examiner plus the reasonable out-of-pocket costs incurred by Collateral Monitor in conducting such Field Examination, capped at Thirty Thousand Dollars ($30,000) for each such Field Examination; provided further that, if an Event of Default has not occurred, only one such Field Examination may be conducted in any twelve month period from and after the Restatement Date and at any time an Event of Default has occurred and is continuing, Collateral Monitor and/or its designee shall be authorized to conduct at any time and from time to time (without any requirement for prior notice) as many Field Examinations as it, the Agent or the Required Banks reasonably request and the Borrower shall be required to pay the entire cost of all such Field Examinations (even if more than one Field Examination is conducted in a twelve month period).

(b)           In consideration for serving as Collateral Monitor, pay to Collateral Monitor (i) a fee of Twenty Thousand Dollars ($20,000), non-refundable and earned regardless of circumstances, on the date of this Agreement and (ii) an additional Twenty Thousand Dollars ($20,000) on each anniversary thereof.  Such fee is in addition to the payment to Collateral Monitor of any other fees referred to in this Section 8.07.

Section 8.08 Reporting Requirements.  Furnish directly to each of the Banks:

(a)           Borrower’s Quarterly Financial Statements.  As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each Fiscal Year of Borrower, the consolidating balance sheets of Borrower, and (i) its Restricted Subsidiaries, and (ii) all of its Subsidiaries as of the end of such quarter, consolidated and consolidating statements of income, statements of stockholders’ equity and cash flow statements of Borrower and (A) its Restricted Subsidiaries and (B) all of its Subsidiaries both for such quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all in reasonable detail and stating in comparative form corresponding unaudited consolidated figures for the corresponding date and period in the previous Fiscal Year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of Borrower (subject to year-end adjustments).

(b)           Borrower’s Annual Financial Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower: (i) for Borrower and its Subsidiaries, on a consolidated and consolidating basis, the balance sheets, statements of changes in stockholders’ equity, income statements and statements of cash flow for such Fiscal Year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the Fiscal Year and all prepared in accordance with GAAP consistently applied, and the consolidated financials referenced in this Section 8.08(b)(i) shall be audited by such independent certified public accountants selected by Borrower and reasonably acceptable to Banks and the consolidating financial statements referenced in this Section 8.08(b)(i) shall be certified by the chief financial officer of Borrower; and (ii) for Borrower and the Restricted Subsidiaries, on a consolidated and consolidating basis, the balance sheets, statements of changes in stockholders’ equity, income statements and statements of cash flow for such Fiscal Year, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period for such Fiscal Year and all prepared in accordance with GAAP consistently applied, and which shall be certified by the chief financial officer of Borrower, and (iii) for Borrower and the Restricted Subsidiaries, the balance sheets and income statements prepared on a consolidated basis in accordance with GAAP consistently applied, and which shall be audited by such independent certified public accountants registered by the PCAOB as selected by the Borrower and acceptable to the Banks, such acceptance not to be unreasonably withheld.

(c)           Borrowing Base Certificate.  Within twenty-five (25) days after each Fiscal Month End Date, a Borrowing Base Certificate, in form and substance satisfactory to the Agent reporting that all Revolving Credit Loans, the Term Loan (if any) and all Letter of Credit Obligations as of such Fiscal Month End Date are in compliance with the Borrowing Base as of such Fiscal Month End Date and such Borrowing Base Certificate shall be accompanied by a summary accounts receivable aging.

(d)           Management Letters.  Promptly upon receipt thereof, copies of any reports submitted to Borrower and any Restricted Subsidiary by independent certified public accountants in connection with the examination of the financial statements of such Borrower and Restricted Subsidiary made by such accountants.

(e)           Certificate of No Default.  Within sixty (60) days after the end of the first three (3) quarters of each Fiscal Year of Borrower and within seventy five (75) days after the end of each Fiscal Year of Borrower, a certificate of the chief financial officer of Borrower (i) certifying that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Article X, as of the end of that fiscal period.

(f)           Notice of Litigation.  Promptly after receipt of notice of the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting Borrower or any Restricted Subsidiary which, if determined adversely to Borrower or any Restricted Subsidiary, could result in a Material Adverse Change.

(g)           Notices of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto.

(h)          ERISA Reports.  As soon as possible and in any event within twenty (20) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Pension Plan or that Borrower, or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, Borrower will deliver to each of the Banks a certificate of the chief financial officer of Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Pension Plan termination or withdrawal or reorganization or insolvency and the action Borrower proposes to take with respect thereto.

(i)           Annual Business Plan.  As soon as possible and in any event no later than March 31 in any year, a copy of an annual consolidated business plan in form and substance reasonably acceptable to the Banks with respect to the then current Fiscal Year (consisting of consolidated balance sheets of Borrower and its Subsidiaries, and consolidated statements of earnings and cash flow statements of Borrower and its Subsidiaries, prepared on a quarterly basis for such year) for Borrower and its Subsidiaries approved by Borrower’s Board of Directors, together with the assumptions and projections on which the business plan is based. Based on the information provided in the submitted annual business plan, the Banks may determine, in their sole and absolute discretion, the amount of the Supplemental Amount (if any) for such current Fiscal Year; provided that, any determination of the Supplemental Amount shall require the consent of all Banks (in their sole and absolute discretion).  Any material changes made to the plan during the year will be provided by Borrower as soon as possible.

(j)           Insurance.  Upon the occurrence of any casualty, damage or loss, whether or not giving rise to a claim under any insurance policy, in an amount greater than Five Hundred Thousand Dollars ($500,000), notice thereof, together with copies of any document relating thereto (including copies of any such claim) in possession or control of Borrower and any Restricted Subsidiary or any agent of Borrower and any Restricted Subsidiary; and immediately after the occurrence thereof, written notice of any cancellation of any insurance policy required to be maintained by Borrower and any Restricted Subsidiary pursuant to Section 8.05 hereof.

(k)           Material Adverse Change.  As soon as possible and in any event within five (5) days after the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, written notice thereof.

(l)            Environmental Notices.  As soon as possible and in any event within ten (10) days after receipt by any corporate executive officer, copies of all Environmental Notices received by Borrower or any Restricted Subsidiary which are not received in and do not relate to the ordinary course of Borrower or such Restricted Subsidiary’s business.

(m)          Required Licensors.  At any time a licensor that has licensed a trademark to the Borrower and/or a Restricted Subsidiary becomes a Required Licensor, written notice thereof as soon as possible and in any event within five (5) days after such licensor becomes a Required Licensor.

(n)           General Information.  Such other information respecting the conditions or operations, financial or otherwise, of Borrower or any Restricted Subsidiary as the Agent or any Bank may from time to time reasonably request, including, without limitation, a notice that an Inactive Subsidiary is no longer an Inactive Subsidiary.

Section 8.09 Compliance With Environmental Laws.  Comply in all respects with all applicable Environmental Laws where the failure to comply could result in a Material Adverse Change.

Section 8.10 Contractual Obligations.   Perform and observe all the terms and provisions of each material Contractual Obligation to be performed or observed by it, maintain each such material Contractual Obligation in full force and effect, enforce each such material Contractual Obligation in accordance with its terms, except to the extent that failure to do any of the foregoing could not result in a Material Adverse Change.

Section 8.11 Inactive Subsidiaries.  At such time as (i) any Inactive Subsidiary ceases to constitute an “Inactive Subsidiary” or (ii) MC Inc. has (A) revenues in a Fiscal Year that exceed Two Hundred Fifty Thousand Dollars ($250,000) or (B) assets that exceed Two Hundred Fifty Thousand Dollars ($250,000), such Subsidiary will execute and deliver all of the applicable documentation required to be executed and delivered by a newly acquired Restricted Subsidiary pursuant to sub-clauses (i) and (ii) of the proviso to Section 9.06(c) hereof.

ARTICLE IX

NEGATIVE COVENANTS

So long as any of the Notes shall remain unpaid or any Letter of Credit Obligation shall remain outstanding or any Bank Party shall have any Revolving Credit Commitment hereunder or any other amount is owing by Borrower to any Bank Party hereunder or under any other Loan Document, Borrower and each Guarantor  shall not:

Section 9.01 Debt.  Create, incur, assume or suffer to exist any Debt, except:

(a)           Debt of Borrower and the Guarantors under this Agreement, the Notes, or any other Loan Document;

(b)           Accounts payable to any Person that supplies goods or services to Borrower or any Guarantor, and other current liabilities (other than Debt) incurred, in the ordinary course of business; provided that, all such accounts and liabilities are paid in the ordinary course of business;

(c)           Debt secured by purchase money Liens (i) permitted by Section 9.03 hereof and (ii) of acquired properties and acquired Persons who become Restricted Subsidiaries;

(d)           Debt incurred upon the refinancing of all or any portion of the Debts described in Section 9.01(c);

(e)          Debt of any Subsidiary to the Borrower, of the Borrower to any Subsidiary or of any Subsidiary to any other Subsidiary;

(f)           Debt incurred in connection with any Capital Lease;

(g)          Debt incurred in connection with the financing of any insurance premiums;

(h)          up to an aggregate Three Million Dollars ($3,000,000) in unsecured lines of credit to be used for general corporate purposes;

(i)           up to an aggregate Two Million Dollars ($2,000,000) in unsecured lines of credit to be used for trade letters of credit payable at sight;

(j)           Guaranties permitted under Section 9.02 hereof; and

(k)           Debt under Interest Rate Contracts with a counter-party that is a Bank or with another counter-party that is reasonably satisfactory to the Agent and the Required Banks.

Section 9.02 Guaranties.  Assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except:

(a)           guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b)           the Guaranty Obligations;

(c)           guaranties by Borrower or any Restricted Subsidiary of accounts payable incurred in the ordinary course of business by Borrower or any Restricted Subsidiary, as the case may be;

(d)           guarantees of up to Two Hundred Thousand Dollars ($200,000) of trade obligations of Borrower or a Restricted Subsidiary; and

(e)           Guaranties permitted under Section 9.06(e) hereof.

Section 9.03 Liens.  Create, incur, assume or suffer to exist any Lien, upon or with respect to any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following (“Permitted Liens”):

(a)           Liens granted under and pursuant to the Loan Documents;

(b)           Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are the subject of a Good Faith Contest;

(c)           Liens imposed by law, such as mechanic’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days, or which are the subject of a Good Faith Contest;

(d)           Liens under workmen’s compensation, unemployment insurance, social security or similar legislation (other than ERISA) or to secure letters of credit obtained in connection therewith;

(e)           Liens of CIT Group/Commercial Services, Inc. and Capital Business Credit LLC  or any other Person, each in its capacity as factor for Borrower or a Restricted Subsidiary and/or provides credit protection with respect to the Accounts of Borrower or a Restricted Subsidiary (each a “Factor”) so long as, with respect to each such Factor, subject to the proviso contained in Section 9.15 hereof, Agent has obtained the following in form and substance reasonably satisfactory to Agent: (i) a copy of the executed Factoring Agreement; (ii) a duly executed Assignment of Proceeds Agreement and (iii) an agreement duly executed by Factor (whether contained within the Assignment of Proceeds Agreement or separately) pursuant to which Factor agrees, among other things, (A) not to make any loans or advances to Borrower or a Restricted Subsidiary or to guaranty on behalf of Borrower or any Restricted Subsidiary any amounts and (B) to waive the right of setoff against Accounts or proceeds thereof of amounts owed by Borrower or a Restricted Subsidiary to Factor or Factor’s clients arising out of claims or accounts receivable owed by Borrower or a Restricted Subsidiary to such other clients of Factor or other third parties and (C) except with respect to Factored Accounts, that the Lien of Agent in the property of Borrower and each Restricted Subsidiary is senior to the Lien of Factor in such property;

(f)           Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(g)           licenses or sublicenses of intellectual property granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(h)           any interest of a licensor or sublicensor under any license or sublicense permitted by this Agreement as to which the Borrower or any of its Subsidiaries is the licensee or sublicensee;

(i)           bankers’ Liens, right of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower;

(j)           judgment and other similar Liens arising in connection with court proceedings, provided that, the  existence of such Liens does not constitute an Event of Default;

(k)           easements, rights-of-way, restrictions, zoning and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by Borrower or any Guarantor of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(l)           each of the Liens listed on Schedule 9.03 securing the Debt specified on such schedule, including any extension or modification thereof but not the extension of such Lien to other property in whole or in part; and

(m)         purchase money Liens on any real property, fixtures or equipment hereafter acquired or the assumption of or taking subject to any Lien on real property, fixtures or equipment existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

(i)           any property subject to any of the foregoing is acquired by Borrower or any Guarantor in the ordinary course of its business and the Lien on any such property (if not preexisting) is created contemporaneously with such acquisition or within 90 days thereof;

(ii)          the Debt secured by any Lien so created, assumed or existing shall not exceed one hundred percent (100%) of the lesser of the cost or fair market value as of the time of acquisition of the property covered thereby including shipping and installation costs; and

(iii)         each such Lien shall attach only to the property so acquired and fixed improvements thereon.

Section 9.04 Sale of Assets.  Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets to any Person or any capital stock of  the Borrower’s Subsidiaries to any Person, except for (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of worn out or obsolete assets or  no longer necessary for the conduct of its business; (c) provided no Default or Event of Default has occurred and is continuing, the sale or other dispositions of assets not exceeding Fifteen Million Dollars ($15,000,000) per Fiscal Year; (d) the leasing of assets having an aggregate book value at any one time not exceeding Five Hundred Thousand Dollars ($500,000); (e) accounts receivable pursuant to a Factoring Agreement, subject to compliance with Section 9.15 hereof; (f) Borrower’s issuance of capital stock or other equity interest or options to purchase such capital stock or equity interests; (g) provided no Default or Event of Default has occurred and is continuing, the licensing to third-parties of any of the Borrower’s or its Subsidiaries’ intellectual property, including, without limitation, any trademarks; (h) provided no Default or Event of Default has occurred and is continuing, the sale or disposition of any Cash Equivalents or securities held for investment purposes; (i) provided no Default or Event of Default has occurred and is continuing, the release of any claims that the Borrower or any of its Subsidiaries may have against any third-party pursuant to a settlement thereof; and (j) any payments or transfer of assets among the Borrower and its Subsidiaries permitted under Sections 9.05, 9.06 and 9.10.

Section 9.05 Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate other than Borrower or any Restricted Subsidiary or enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any such Affiliate, except for transactions among Borrower and its Restricted Subsidiaries or in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or the Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or Restricted Subsidiary than it would obtain in a comparable arms’ length transaction with a Person not an Affiliate.

Section 9.06 Investments; Acquisitions.  Except as provided in Sections 9.05 and 9.10 hereof, make any loan or advance or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person in an amount in excess of Five Million Dollars ($5,000,000) per Fiscal Year for all such Persons (which for purposes of acquisitions shall include the amount of any Debt assumed), except the following: (a) Permitted Investments; (b) investments made in accordance with Section 9.10 hereof; (c) the formation (but not by way of acquisition, except for acquisitions for which the consideration consists of equity securities of the Borrower) of additional wholly owned Subsidiaries of Borrower or the Restricted Subsidiaries; provided, that, in connection therewith, unless Agent shall waive such requirements or such Subsidiary shall be an Inactive Subsidiary or a foreign Subsidiary, (i) each such Subsidiary shall become a Guarantor hereunder by delivering to Agent a joinder to this Agreement, the joinder to the Master Security Agreement, the capital stock or other equity interest of each such Subsidiary shall be pledged to Agent for the benefit of Banks and such Subsidiary shall deliver to Agent a Security Agreement and, to the extent such Subsidiary owns stock of another Person, a Pledge Agreement, and, to the extent such Subsidiary owns any intellectual property, a Trademark Security Agreement and shares of stock, stock powers and powers of attorney and each other agreement, document or instrument reasonably requested by Agent in connection with the foregoing, including, without limitation,  a certificate from such Subsidiary’s insurance carriers evidencing the coverage required by Section 8.05 hereof (which certificate(s) shall show that the Agent is an additional insured and loss payee), (ii)  such Subsidiary shall satisfy the conditions precedent set forth in Sections 6.01(a), (b), (c), (f), (h) and (i) to the same extent as if such Subsidiary were an original party to this Agreement, and (iii) if the Accounts and/or Inventory of such Subsidiary are to be in the Borrowing Base, then Collateral Monitor and/or its designee shall conduct an examination of the books and records of such Subsidiary, at the expense of the Borrower (provided, however, that Borrower shall not be liable for any such expenses in excess of Thirty Thousand Dollars ($30,000) for each such examination), and the results of such examination shall be in form and substance reasonably satisfactory to the Required Banks; (d) investments in Borrower’s common stock made with director, officer and employee deferred compensation pursuant to the terms Borrower’s common stock purchase plan and investments made with director, officer or employee deferred compensation pursuant to Borrower’s deferred compensation plan; (e) loans or advances to any employees of Borrower or a Restricted Subsidiary or guaranties made by Borrower and the Restricted Subsidiaries of indebtedness or obligations of any of their employees not to exceed Two Hundred Thousand Dollars ($200,000) in the aggregate during any Fiscal Year outstanding in the ordinary course of business for reasonable and necessary work-related, moving, entertainment and other ordinary business expenses to be incurred by such employee(s) in connection with their employment; and (f) investments in or capital contributions to the Borrower’s Restricted Subsidiaries, provided that, as of the date of such loan or guarantee and after giving effect thereto, no Event of Default shall exist or have occurred;  provided further that, with respect to the Permitted Investments (1) all certificates of deposit, bankers acceptances and money market funds shall be issued or offered by a domestic office of a commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits (“Bank Equity”) of not less than Five Hundred Million Dollars ($500,000,000), except that amounts up to the aggregate of Five Million Dollars ($5,000,000) are permitted with banks with Bank Equity of less than Five Hundred Million Dollars ($500,000,000) but greater than Fifty Million Dollars ($50,000,000); (2) all money market funds shall comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and have portfolio assets of at least Five Billion Dollars ($5,000,000,000); (3) the aggregate amount of commercial paper rated less than A1/P1, asset backed commercial paper rated less than A1/P1, medium term notes, variable rate demand notes, corporate bonds and municipal notes/bonds shall not exceed Twenty Million Dollars ($20,000,000) at any time; and (4) the aggregate amount of Permitted Investments of the type referred to in the preceding clause (3) with respect to any individual issuer shall not exceed Ten Million Dollars ($10,000,000) at any time.

Section 9.07 Mergers.  Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or form any Subsidiary, except that the foregoing shall not prohibit (i) the formation of a new Subsidiary in accordance with the requirements of Section 9.06 hereof, or (ii) the merger of Restricted Subsidiaries with and into each other or into Borrower (with the Borrower as the surviving corporation), so long as at the time thereof or as a result thereof there shall be no Default or Event of Default.

Section 9.08 Leases.  Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property except: (a) Capital Leases permitted under Section 9.03(m) hereof,  (b) each of the real property leases, whether retail, office, warehouse or otherwise, in effect on this date and those real property leases entered into in the future, and (c) leases that do not in the aggregate require Borrower and its Subsidiaries to make payments (including taxes, insurance, maintenance, and similar expenses which Borrower is required to pay under the terms of the lease but excluding all payments based upon a percentage of sales or revenues) in any Fiscal Year in excess of the amount permitted under Section 10.04 hereof.

Section 9.09 Dividends.  Declare or pay any cash dividends on capital stock of Borrower; or purchase, redeem, retire, or otherwise acquire for value any of the capital stock or securities convertible into capital stock of Borrower now or hereafter outstanding or make any distribution of assets to its stockholders as such whether in cash, assets, or in obligations of Borrower or any Restricted Subsidiary, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of its capital stock, except in all cases for (a) transactions that are made in common stock of Borrower, (b) transactions that are otherwise permitted under Section 9.10 hereof or (c) so long as no Default exists and is continuing, dividends paid by the Borrower to its stockholders in an aggregate amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) per Fiscal Year minus any Restricted Payments made by the Borrower as may be permitted by Section 9.10 hereof during such Fiscal Year.

Section 9.10 Restricted Payments.  Notwithstanding anything to the contrary contained in this Article IX, make any Restricted Payment; except that, so long as no Default exists and is continuing, (i) Borrower may repurchase treasury stock in an aggregate amount not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000) per Fiscal Year minus any dividends paid by the Borrower as may be permitted by Section 9.09 hereof during such Fiscal Year, from the date of this Agreement and all times thereafter as long as this Agreement remains in effect, net of amounts received by Borrower upon the sale of its capital stock, including capital stock of Borrower which may be sold including those through its stock plans and (ii) Borrower may make advances or payments to or investments in, or issue guaranties for any Restricted Subsidiary.

Section 9.11 Fiscal Year.  Change its fiscal year to a period other than its fiscal year in effect on the date hereof.

Section 9.12 Changes, Amendments or Modifications.  Change, amend, modify or supplement any of the following: (a) its certificate of incorporation; or (b) by-laws, or (c) any other material agreement to which Borrower is a party, to the extent any of the foregoing is likely to result in a Material Adverse Change.

Section 9.13 Nature of Business.

(a)            Engage in any business other than the businesses in which they are engaged on the Restatement Date and reasonable extensions thereof and other businesses that are complimentary or reasonably related thereto.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, transfer any assets to, or make any investment in, any Inactive Subsidiary except for de minimis amounts of cash invested in accordance with the terms of this Agreement which is necessary to pay for various expenses that may be incurred in connection with any liquidation or dissolution of each such Inactive Subsidiary in accordance with the terms of this Agreement or to maintain their corporate or limited liability company existence, as the case may be; provided, however, that the provisions of this Section 9.13(b) shall cease to apply as to any Inactive Subsidiary which has become a Guarantor pursuant to the requirements of Section 8.11 hereof.

Section 9.14 Double Negative Pledge.  Enter into any agreement which prohibits or limits the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired.

Section 9.15 Factoring Agreements.  Enter into, amend or modify any Factoring Agreement with a Factor unless (a) subject to the proviso set forth in this Section below, the Factoring Agreement has been approved in writing by Agent and the conditions set forth in Section 9.03(e)(i), (ii) and (iii) hereof have been satisfied or (b) such amendment or modification thereof does not adversely affect the interest of the Agent (for purposes hereof, any change in fees, the rate of interest or the commissions charged by the Factor under the Factoring Agreement, or in the extension of the term of the Factoring Agreement, shall not be deemed to adversely affect the interest of the Agent); provided, that, with respect to Factoring Agreements entered into after the Restatement Date that provide that the Factor(s) may purchase certain Accounts from the Borrower or any Restricted Subsidiary in an amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate, the conditions set forth in subclause (a) above (provided that the Borrower provide the Agent with a copy of the relevant Factoring Agreement) do not have to be satisfied until the 75th day after the date of the Factoring Agreement.

Section 9.16 Deposit and Securities Accounts.  The Borrower and each Guarantor shall not, directly or indirectly, after the date hereof, establish or maintain any Deposit Account or Securities Account other than Excluded Accounts unless each of the following conditions is satisfied:  (a) the Agent shall receive not more than thirty (30) days after such Deposit Account or Securities Account has been established written notice thereof, which notice shall specify in reasonable detail the name of the account, the owner of the account, the name and address of the bank or financial institution at which such account is to be opened or established and the purpose of the account, (b) the bank or financial institution where such account is opened or maintained shall be an Eligible Bank, and (c) the Borrower shall, within 60 days of the opening or establishing of such account, either (i) deliver to the Agent a Control Agreement with respect to such Deposit Account or Securities Account or (ii) arrange for the Agent to become the customer of the bank or financial institution with respect to the Deposit Account or Securities Account on terms and conditions acceptable to the Agent.

ARTICLE X

FINANCIAL COVENANTS

So long as any of the Notes shall remain unpaid or any Letter of Credit Obligation shall remain outstanding or any Bank Party shall have any Revolving Credit Commitment hereunder or any other amount hereunder is owing by Borrower to any Bank Party hereunder or under any other Loan Document:

Section 10.01 Consolidated Tangible Net Worth.  Borrower and its Restricted Subsidiaries shall maintain  at all times a Consolidated Tangible Net Worth of not less than  Eighty Five Million Dollars ($85,000,000).

Section 10.02 Consolidated Fixed Charge Coverage Ratio.  Borrower and its Restricted Subsidiaries will maintain as at the last day of each Fiscal Quarter of the Borrower, in each case calculated on a rolling four (4) quarter basis, a Consolidated Fixed Charge Ratio in a proportion of not less than 1.25 to 1.  Notwithstanding anything herein to the contrary, for all purposes of this Section 10.02, the Borrower and its Restricted Subsidiaries may expend (a) an aggregate of up to Eight Million Five Hundred Thousand Dollars ($8,500,000) for tenant improvements (the “Tenant Improvements”) to certain premises leased to the Borrower at the building (the “Building”) known as 114 West 41st Street, New York, New York (in addition to certain tenant improvements to be funded by the owner of the Building), (b) an aggregate of up to Eight Million Dollars ($8,000,000) for Investigation Expenses for Fiscal Year ending on December 31, 2008, and (c) an aggregate of up to Four Million Dollars ($4,000,000) for Investigation Expenses for Fiscal Year ending on December 31, 2009.  For the purpose of calculating the Consolidated Fixed Charge Ratio, (x) such expenditures in clause (a) above by the Borrower and its Restricted Subsidiaries shall be excluded from the definition of Consolidated Capital Expenditures; and (y) such expenditures in clauses (b) and (c) above by the Borrower and its Restricted Subsidiaries shall be excluded from the definition of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization.

Section 10.03 Consolidated Leverage Ratio.  Borrower and its Restricted Subsidiaries shall maintain a Consolidated Leverage Ratio equal to or less than 3.00 to 1.00, determined as at the last day of each Fiscal Quarter of the Borrower on an average basis with respect to the most recent four Fiscal Quarters then ending.

Section 10.04 Consolidated Capital Expenditures.  Borrower and its Restricted Subsidiaries shall not, in any Fiscal Year, make Consolidated Capital Expenditures in the aggregate amount in excess of Four Million Dollars ($4,000,000).  Notwithstanding anything in the foregoing to the contrary, for all purposes of this Section 10.04 hereof, the Borrower and its Restricted Subsidiaries may expend an additional sum in an aggregate of up to Eight Million Five Hundred Thousand Dollars ($8,500,000) for the Tenant Improvements (in addition to certain tenant improvements to be funded by the owner of the Building as defined in Section 10.02 hereof).

Section 10.05 Revolving Credit Loan Coverage.  During a single period comprised of any sixty (60) consecutive days during each calendar year, the sum of the aggregate amount of outstanding Revolving Credit Loans shall not exceed eighty-five (85%) percent of the Net Amount of Eligible Accounts of Borrower and the Restricted Subsidiaries.

ARTICLE XI

EVENTS OF DEFAULT

Section 11.01 Events of Default.  Any of the following events shall be an “Event of Default”:

(a)           (i) Borrower shall fail to pay the principal of any Note as and when due and payable, or any Letter of Credit Account Party shall fail to reimburse the Letter of Credit Issuing Bank on a Letter of Credit as and when due and payable; (ii) Borrower shall fail to pay interest on any Note within five (5) Banking Days of when such interest is due and payable; (iii) Borrower or any Letter of Credit Account Party shall fail to pay within ten (10) days after the request for payment is made any fees or expenses or other payments required to be paid under the terms of any of the Loan Documents; (iv) Borrower shall fail to make any payments or prepayments under Section 2.08 (c) hereof within three (3) Banking Days; (iv) Borrower shall fail to make any payments under Section 2.08 (d) hereof on the date required by that Section or (v) Borrower shall fail to deliver, in accordance with Section 8.08(c) hereof, a Borrowing Base Certificate showing all Revolving Credit Loans, the Term Loan (if any) and all Letter of Credit Obligations as of such Fiscal Month End Date are in compliance with the Borrowing Base as of such Fiscal Month End Date; or

(b)           any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement or in any other Loan Document to which it is a party or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any of the Loan Documents (other than those covered by any other Event of Default) and such failure shall continue for fifteen (15) days or more following the earlier of the time (i) an executive officer of Borrower knew or should have known of such Event of Default; or (ii) written notice of such Event of Default is given to Borrower by the Agent (except that this Section 11.01(c) shall not apply to the delivery of a Borrowing Base Certificate not in compliance with Section 8.08(c) hereof); or

(d)           Borrower or any Guarantor shall: (i) fail to pay any Debt of Borrower or any Guarantor in an amount greater than One Million Dollars ($1,000,000) (other than the payment obligations described in (a) above) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any applicable grace period; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed or an event of default has occurred under any agreement or instrument relating to any such Debt, when required to be performed or observed, the effect of which is to cause any such Debt to become, or to permit any such Debt to be declared to be, due and payable prior to its scheduled maturity; or

(e)          Borrower or any Guarantor:  (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture; or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or

(f)           one or more judgments, decrees or orders for the payment of money in excess of One Million Dollars ($1,000,000) in the aggregate shall be rendered against Borrower or any Guarantor, and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

(g)          any of the following events shall occur or exist with respect to Borrower or any Guarantor or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event shall occur with respect to any Pension Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Pension Plan; (iv) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Pension Plan, or the institution by the PBGC of any such proceedings; (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; (vi) an accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code) exists with respect to a Plan, whether or not waived; and in each case above, such event or condition, together with all other events or conditions, if any, would reasonably be expected to subject Borrower or any Guarantor or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceeds or may exceed Three Hundred Fifty Thousand ($350,000) Dollars; or

(h)          Article V shall, at any time after the execution and delivery of this Agreement and for any reason, cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor or any Guarantor shall deny it has any further liability or obligation under or shall fail to perform its obligations under Article V; or

(i)           the occurrence of a Change of Control; or

(j)           the Liens of the Agent in any material portion of the Collateral shall for any reason fail to be perfected Liens (other than by reason of a release of Collateral in accordance with the terms of the Security Documents or the satisfaction in full of the Obligations) except to the extent any such failure results from the failure of the Agent to maintain possession of pledged equity interests actually delivered to it representing securities pledged under the Security Documents, and such failure shall continue for ten (10) days or more following the earlier of the time (i) an executive officer of Borrower knew or should have known of such Event of Default; or (ii) written notice of such Event of Default is given to Borrower by the Agent.

Section 11.02 Remedies.  If any Event of Default shall occur and be continuing, the Agent may and, upon request of the Required Banks, shall by notice to Borrower, (a) declare the Revolving Credit Commitment, the Trade Letter of Credit Commitment and the Standby Letter of Credit Commitment  to be terminated, whereupon the same shall forthwith terminate; (b) require Borrower to provide Cash Collateral or the equivalent thereof in an aggregate amount of one hundred and five percent (105%) of all outstanding Letter of Credit Obligations; (c) declare the outstanding Notes, all interest thereon, and all other amounts payable under this Agreement, and any other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts due under this Agreement, and under any other Loan Document shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; (d) exercise any remedies provided in any of the Loan Documents; and/or (e) exercise any remedies provided by Law; provided however, that upon the occurrence of an Event of Default referred to in Section 11.01(e) hereof, the Revolving Credit Commitment, and the Trade Letter of Credit Commitment or Standby Letter of Credit Commitment shall automatically terminate and the outstanding Notes, Letters of Credit, and any other amounts payable under this Agreement or any of the other Loan Documents, and all interest on any of the foregoing shall be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower. Furthermore, upon and following an Event of Default, at the direction of the Required Banks, all Revolving Credit Loans, the Term Loan (if any), any and all accrued and unpaid interest, fees or amounts due hereunder and all other Obligations, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the last day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) at the Default Rate until paid.  In no event, however, shall any amount payable hereunder be in excess of the maximum rate of interest permitted under applicable law.  The obligation to so pay interest upon any Obligation shall not be construed so as to waive or limit any of the other remedies hereinabove set forth or to waive the requirement for payment on the same date that payment is to be made as set forth in this Agreement.

ARTICLE XII

THE AGENT AND COLLATERAL MONITOR

Section 12.01 Appointment, Powers and Immunities of Agent.  Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document, and shall not by reason of this Agreement be a trustee for any Bank.  The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any Guarantor or any officer or official of the Borrower or any Guarantor or anyone purporting to be an Authorized Person or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower or any Guarantor to perform any of its obligations hereunder or thereunder.  The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.  Borrower shall pay any fee agreed to by Borrower and the Agent with respect to the Agents services hereunder at the date of this Agreement and each anniversary thereof during the term of this Agreement.

Section 12.02 Reliance by Agent.  The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.  The Agent may deem and treat each Bank as the holder of the Revolving Credit Loans and a portion of the Term Loan (if any) made by it and Participation purchased by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Revolving Credit Loan, the Term Loan (if any) or Bank.  As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Revolving Credit Loan, the Term Loan (if any) or Participation.

Section 12.03 Defaults.  The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default, other than a payment default, unless the Agent has received notice from a Bank or Borrower or any Guarantor specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks.  The Agent shall (subject to Section 12.08 hereof) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that, the Agent shall not be required to take any such action which it determines to be contrary to Law.

Section 12.04 Rights of Agent as a Bank.  With respect to its Revolving Credit Commitment and the Revolving Credit Loans and the portion of the Term Loan (if any) provided by it and the Letters of Credit issued by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term “Bank” or “Banks” shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank.  The Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with Borrower or any Guarantor and any of their Affiliates as if it were not acting as the Agent, and the Agent may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

Section 12.05 Indemnification of Agent.  The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 13.03 hereof or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 13.03 hereof or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower or any Guarantor are obligated to pay under Section 13.03 hereof) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that, no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

Section 12.06 Documents.  The Agent will forward to each Bank, promptly after the Agent’s receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Loan Document to be delivered to the Agent for such Bank.

Section 12.07 Non-Reliance on Agent and Other Banks.  Each Bank agrees that it has, independently and without reliance on the Agent, HSBC or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and each Guarantor and the decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, HSBC or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  The Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Guarantor of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any guarantor.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower or any Guarantor (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.  The Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone; provided however, the Agent shall (a) file each Trademark Security Agreement with the United States Patent and Trademark Office, and (b) with respect to Borrower and the Restricted Subsidiaries that are parties to a Security Agreement, file financing statements (UCC-1) set forth in Section 6.01 hereof in the state where such Borrower and Restricted Subsidiary is organized.

Section 12.08 Failure of Agent to Act.  Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include Cash Collateral) of the indemnification obligations of the Banks under Section 12.05 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 12.09 Resignation or Removal of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks, Borrower and each Guarantor, and the Agent may be removed at any time with or without cause by the Required Banks; provided that, Borrower, each Guarantor and the other Banks shall be promptly notified thereof.  Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent, which, unless an Event of Default shall have occurred and be continuing, shall be reasonably acceptable to Borrower.  If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in New York, New York and assets in an amount not less than One Billion ($1,000,000,000) Dollars, which, unless an Event of Default shall have occurred and be continuing, shall be reasonably acceptable to Borrower.  The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify Borrower and the other Banks.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article XII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 12.10 Amendments Concerning Agency Function.  The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

Section 12.11 Liability of Agent.  The Agent shall not have any liabilities or responsibilities to Borrower or any Guarantor on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower or any Guarantor to perform its obligations hereunder or under any other Loan Document.

Section 12.12 Transfer of Agency Function.  Without the consent of Borrower, any Guarantor or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices located in New York, New York, provided that, the Agent shall promptly notify Borrower and the Banks thereof.

Section 12.13 Withholding Taxes.  Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto.  Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, such Bank will furnish to the Agent Form 4224 or Form  W-8BEN of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank’s complete exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Revolving Credit Loan or Participation or such Bank’s Revolving Credit Commitment or obligation to purchase a Participation until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

Section 12.14 Collateral Monitor.  Each Bank and Agent acknowledge and agree that: (i) any and all reports prepared by Collateral Monitor are being supplied to them solely to assist them in their own independent credit analysis of Borrower and its Subsidiaries and (ii) Collateral Monitor makes absolutely no representation or warranty whatsoever regarding (x) the accuracy completeness or adequacy of such reports or (y) any financial or other information contained therein or the financial condition of Borrower and its Subsidiaries.  It is further understood and agreed that Collateral Monitor shall not incur any liability to Agent or Banks whatsoever in connection with the delivery of such reports or the contents of such reports or their use thereof or reliance thereon and Agent and Banks each hereby waive any and all claims that they may now or hereafter have against Collateral Monitor in connection therewith.

Borrower and its Subsidiaries hereby waive any and all claims that they may now or hereafter have against Collateral Monitor arising in connection with such reports and/or Collateral Monitor’s performance of its duties and functions as Collateral Monitor and hereby indemnifies and holds Collateral Monitor harmless from any and all loss liability or expense incurred by Borrower and its Subsidiaries as a result of such reports or the contents thereof other than any loss, liability or expense arising from the gross negligence or willful misconduct of Collateral Monitor as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Collateral Monitor’s reports may contain confidential information which is non-public, confidential or proprietary in nature, and therefore is being provided to Agent and Banks on a confidential basis and is to be used for the sole purpose of assisting Agent and Banks in their independent credit analysis of  Borrower and its Subsidiaries as described above.

Except as may be required by applicable law or by any federal regulator or any auditor of Agent or any Bank, each Bank and Agent will not disclose any of the contents of such reports to any person, including Borrower and its Subsidiaries, other than those officers, directors, employees, representatives and professional advisors of such Bank or Agent or who need to know the contents thereof for the purpose of such credit analysis described above.

The Collateral Monitor shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document.  The Collateral Monitor shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior written consent.

ARTICLE XIII

YIELD PROTECTION

Section 13.01 Additional Costs.  (a) Borrower shall pay directly to the Agent from time to time within five (5) Banking Days after demand, such amounts as any Bank may reasonably determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any Eurodollar Loans under this Agreement or its obligation to make any such loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:  (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement in respect of any of such loans (other than taxes imposed on the overall net income of the Bank for any of such loans by the jurisdiction in which the Bank has its principal office or is deemed to hold the loans); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such loans or any deposits referred to in the definition of “Eurodollar Base Rate”; or (iii) imposes any other condition affecting this Agreement (or any extensions of credit or liabilities), except to the extent any such Regulatory Change has previously resulted in a change in the calculation of Eurodollar Rate as a result of being included in the Reserve Requirement used in calculating such Eurodollar Rate.  The Agent will notify Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 13.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

(b)           Without limiting the effect of the foregoing provisions of this Section 13.01, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to Borrower, the obligation of the Bank to make or renew, and to convert loans of any other type into, loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect.

(c)           Without limiting the effect of the foregoing provisions of this Section 13.01 (but without duplication), Borrower shall pay directly to the Agent from time to time within five (5) Banking Days after request, such amounts as the Agent may determine to be necessary to compensate any Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any Regulatory Change of any court or governmental or monetary authority of capital in respect of its loans hereunder or its obligation to make loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such Regulatory Change), except to the extent the Eurodollar Base Rate has been adjusted to reflect such costs.  The Agent will notify Borrower if any Bank is entitled to compensation pursuant to this Section 13.01(c) as promptly as practicable after it determines to request such compensation.

(d)           Determinations and allocations by the Agent or Bank for purposes of this Section 13.01 of the effect of any Regulatory Change pursuant to subsections (a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining loans or its obligation to make loans, or on amounts receivable by, or the rate of return to, it in respect of loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 13.01, shall be conclusive, provided that, such determinations and allocations are made on a reasonable basis and absent manifest error and having a retroactive effect of no more than one hundred twenty (120) days.  Upon the request of the payor(s) under this Section 13.01, the Agent or Bank, as the case may be, shall promptly provide an explanation in reasonable detail of the applicable event and the calculations of the amounts contained in such demand or request.

Section 13.02 Illegality.  Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Bank to (a) honor its obligation to make or renew Eurodollar Loans hereunder or convert loans of any type into loans of such type, or (b) maintain Eurodollar Loans hereunder, then the Bank shall promptly notify Borrower thereof and the Bank’s obligation to make or renew Eurodollar Loans and to convert other types of loans into loans of such type hereunder shall be suspended until such time as the Bank may again make, renew, or convert and maintain such affected loans and the Bank’s outstanding Eurodollar Loans shall be converted to Prime Rate Loans at the end of the then current Interest Period unless earlier required by law.

Section 13.03 Certain Compensation.  Borrower shall pay to the Agent, upon the request of the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of the Agent) to compensate any Bank for any loss, cost or expense which the Bank determines is attributable to:

(a)           any payment or prepayment of a Eurodollar Loan made by the Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

(b)           any failure by Borrower to borrow a Eurodollar Loan to be made by the Bank on the date specified therefor in the relevant notice.

Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or not borrowed for the period from and including the date of such payment, prepayment or failure to borrow to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period.  A determination of the Bank as to the amounts payable pursuant to this Section 13.03 shall be conclusive absent manifest error.

Section 13.04 Substitution of Banks.  If the Agent made a demand with respect to any claim for compensation under or pursuant to Section 13.01 hereof on behalf of any Bank (such Bank, a “Subject Bank”) or any Bank failed to honor its obligation to make, renew or maintain Eurodollar Loans under or pursuant to Section 13.04 hereof (such Bank, an “Affected Bank”), then the Borrower shall have the right to replace such Subject Bank or Affected Bank, as the case may be, by requiring such Subject Bank or Affected Bank, as the case may be, to promptly assign, without recourse, its Loans and its portion of the Revolving Credit Commitment hereunder to one or more assignees reasonably acceptable to the Agent, provided that: (a) all Obligations of the Borrower owing to such Subject Bank or Affected Bank, as the case may be, being replaced shall be paid in full to such Subject Bank or Affected Bank, as the case may be, concurrently with such assignment, (b) the replacement Bank shall purchase the foregoing by paying to such Subject Bank or Affected Bank, as the case may be, a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Bank shall pay the processing and recordation fee referred to in Section 14.04(b) hereof.  In connection with any such assignment, the Borrower, the Agent, such Subject Bank or Affected Bank, as the case may be, and the replacement Bank shall otherwise comply with Section 14.01 hereof.

ARTICLE XIV

MISCELLANEOUS

Section 14.01 Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided however, that no amendment, waiver or consent, shall, unless in writing and signed by all Banks do any of the following: (a) increase the Revolving Credit Commitment or the Trade Letter of Credit Commitment or Standby Letter of Credit Commitment; (b) reduce the principal of, or interest on (other than a waiver of the imposition of the Default Rate), the Notes; (c) postpone the date fixed for the payment of principal of, or interest on, the Notes or any other amount due hereunder or under any Loan Document, or waive any default in the payment of principal, interest or any other amount due hereunder or under any Loan Document; (d) change the definition of “Required Banks” or “Pro Rata Share”; (e) release any Guarantor or release or subordinate any Collateral (except as contemplated by the Loan Documents or if such release or subordination relates to Factored Accounts); (f) change the definition of Borrowing Base or any defined term referenced  therein; or (g) amend this Section 14.01 or any other provision requiring the consent of all Banks; provided further, that no amendment, waiver or consent of any matter relating to a Letter of Credit, shall be effective unless also signed by the Letter of Credit Issuing Bank that issued such Letter of Credit.  No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

Section 14.02 Usury.  Anything herein to the contrary notwithstanding, the obligations of Borrower and the Guarantors under this Agreement and the other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of Law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

Section 14.03 Expenses; Indemnification.  Borrower agrees to reimburse the Agent, Collateral Monitor and each of the Banks, on demand for all costs, expenses, and charges (including, without limitation, all reasonable fees and charges of external legal counsel for the Agent,  Collateral Monitor, HSBC and each Bank) incurred by Agent, Collateral Monitor, or any Bank, in connection with the preparation of the Loan Documents.  Borrower agrees to reimburse the Agent, Collateral Monitor, each Letter of Credit Issuing Bank, and each of the Banks on demand for all costs, expenses, and charges (including, without limitation, all fees and charges of external legal counsel for the Agent, Collateral Monitor, and each Bank) incurred by the Agent, Collateral Monitor, or any Bank in connection with the performance, or enforcement of this Agreement, the Notes, or any other Loan Documents.  Borrower agrees to indemnify the Agent, Collateral Monitor, each Letter of Credit Issuing Bank and each Bank and their respective directors, officers, employees and agents (collectively, the “Indemnified Persons), from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Revolving Credit Loans, the Term Loan (if any) or the Letters of Credit or to any violation or alleged violation of any Environmental Law by Borrower or any Guarantor, including without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of any Indemnified Person or any other Indemnified Person of which such Indemnified Person is an affiliate or agent, as determined by a court of competent jurisdiction in a final and non-appealable judgment).

The obligations of Borrower under this Section 14.03 shall survive the repayment of the Obligations and all amounts due under or in connection with any of the Loan Documents and the termination of the Revolving Credit Commitment.

Section 14.04 Assignment; Participation; Additional Bank.

(a)           This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, the Guarantors, the Agent, the Letter of Credit Issuing Bank and their respective successors and permitted assigns.  No Borrower or Guarantor may assign or transfer its rights or obligations hereunder (and any attempted assignment or transfer by the Borrower or any Subsidiary signatory hereto without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto) and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuing Bank that issues any Letter of Credit) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans and other Obligations at the time owing to it); provided that (i) except in the case of an assignment to a Bank or an Affiliate of a Bank, each of the Borrower and the Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the assigning Bank’s Revolving Credit Commitment, the amount of the Revolving Credit Commitment of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than Ten Million Dollars ($10,000,000) unless each of the Borrower and the Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500), and (v) the assignee, if it shall not be a Bank, shall deliver to the Agent an administrative questionnaire in form and substance reasonably satisfactory to the Agent; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section 14.04, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article XIII hereof and Section14.03 hereof). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (e) of this Section 14.04.

(c)           The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Bank’s, and the Revolving Credit Commitment of, and principal amount of the Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Letter of Credit Issuing Bank and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Agent and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Bank and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 14.04 and any written consent to such assignment required by paragraph (b) of this Section 14.04, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)           Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its portion of the Revolving Credit Loans and the Participation.  In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations hereunder.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower and the Guarantors hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that, such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement that would require the consent of all Banks under Sections 14.01 (a) through (g) hereof without the consent of the Participant.

(f)           A Participant shall not be entitled to receive any greater payment under Article XIII hereof than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. If a Participant is a Foreign Lender such Participant shall, for the benefit of the Borrower, comply with Section 12.13 hereof as though it were a Bank.

(g)           Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 14.04(g) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(h)           If any Bank (such Bank, a “Non-Consenting Bank”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 14.01 hereof requires the consent of all of the Banks affected and with respect to which the Required Banks shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Bank grants such consent) to replace such Non-Consenting Bank by requiring such Non-Consenting Bank to promptly assign, without recourse, its Loans and its portion of the Revolving Credit Commitment hereunder to one or more assignees reasonably acceptable to the Agent that shall consent to such proposed amendment, waiver, discharge or termination, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Bank being replaced shall be paid in full to such Non-Consenting Bank concurrently with such assignment, (b) the replacement Bank shall purchase the foregoing by paying to such Non-Consenting Bank a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Bank shall pay the processing and recordation fee referred to in Section 14.04(b) hereof.  In connection with any such assignment the Borrower, Agent, such Non-Consenting Bank and the replacement Bank shall otherwise comply with Section 14.01 hereof

Section 14.05 Notices.  Unless the party to be notified otherwise notifies the other party in writing as provided in this Section 14.05, and except as otherwise provided in this Agreement, notices shall be given to the Agent by telephone, confirmed by telex, telecopy or other writing, and to the Banks and to Borrower by ordinary mail, telecopy or telex addressed to such party at its address on the signature page of this Agreement.  Copies of notices mailed to Borrower should also be mailed by ordinary mail to Willkie, Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attention: Leslie M. Mazza, counsel to Borrower.  Notices shall be effective: (a) if given by mail upon receipt; and (b) if given by telex, when the telex is transmitted to the telex number as aforesaid; provided that, notices to the Agent, and the Banks shall be effective upon receipt.

Section 14.06 Setoff; Sharing.  Borrower agrees that, in addition to, and without limitation of any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and the Agent thereof; provided that, such Bank’s failure to give such notice shall not affect the validity thereof.  Each Bank agrees that to the extent any such payment is received by it as the result of a set-off or otherwise and such payment results in such Bank receiving a greater payment than it would have been entitled to, had the total amount of such payment been paid directly to the Agent for disbursement to the Banks, then such Bank shall immediately purchase for cash from the other Banks participations in the loans sufficient in amount so that such payment shall effectively be shared pro rata with the other Banks in accordance with the amount, and to the extent, of their respective interests in all the Revolving Credit Loans; provided however, that if all or any portion of such payment is thereafter recovered from such Bank at any time, the purchase shall be rescinded and the purchase price returned to the extent of such recovery, but without interest or other return thereof.

Section 14.07 Jurisdiction; Immunities.  Borrower and each Guarantor hereby irrevocably submit to the jurisdiction of any New York State or United States Federal court sitting in New York City over any action or proceeding arising out of or relating to this Agreement, the Notes, the Letters of Credit, or any other Loan Document, and Borrower and each Guarantor hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.  Borrower and each Guarantor irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower and each Guarantor at their respective addresses specified in Section 14.05 hereof.  Borrower and each Guarantor agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Borrower and each Guarantor further waive any objection to venue in such State and any objection to an action or proceeding in such State on the basis of forum non conveniens.  Borrower and each Guarantor agree that any action or proceeding brought against the Agent or any Bank shall be brought only in New York State or United States Federal Court sitting in New York County.

Nothing in this Section 14.07 hereof shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against any of Borrower or any Guarantor or their property in the courts of any other jurisdictions.

To the extent that Borrower or any Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower and each Guarantor hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes, and any other Loan Document.

Section 14.08 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Section 14.09 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

Section 14.10 Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

Section 14.11 Table of Contents; Headings.  The headings in the Table of Contents and in this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

Section 14.12 Severability.  If any word, phrase, sentence, paragraph, provision or section of this Agreement shall be held, declared, pronounced or rendered invalid, void, unenforceable or inoperative for any reason by any court of competent jurisdiction, governmental authority, statute or otherwise, such holding, declaration, pronouncement or rendering shall not adversely affect any other word, phrase, sentence, paragraph, provision or section of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms.

Section 14.13 Integration; Conflicts.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.  Any conflicts between the terms and conditions set forth in this Agreement and any other Loan Document shall be governed by this Agreement.

Section 14.14 Jury Trial Waiver.  The Agent, the Banks, Borrower and its Restricted Subsidiaries each waive any right it may have to a jury trial in any action or proceeding which pertains directly or indirectly to this Agreement, the Obligations, the Collateral or, in any way, directly or indirectly, arises out of or relates to the relationship between or among Borrower, the Restricted Subsidiaries, the Agent and the Banks.

Section 14.15 HSBC.  Notwithstanding the definition of the name “HSBC” and notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no obligations of HSBC Bank USA, National Association as Agent or HSBC Bank USA, National Association as Letter of Credit Issuing Bank may be delegated to any Affiliate of HSBC Bank USA, National Association (other than in compliance with Section 3.12) unless such Affiliate has the same or better credit rating as HSBC Bank USA, National Association based on the credit rating assigned by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies, Inc.) (or any successor or assignee of the business of each such company in the business of rating securities credit rating).

Section 14.16 USA PATRIOT Act Notice.  Each Bank that is subject to the Act (as hereinafter defined) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each of the Borrower, the Guarantors and the Letter of Credit Account Parties, which information includes the name and address of each Loan Party and other information that will allow such Bank to identify each of the Borrower, the Guarantors and the Letter of Credit Account Parties in accordance with the Act.

Section 14.17 Amendment and Restatement.  This Agreement is an amendment and restatement of the Existing Agreement and the Loan Documents (as defined in the Existing Agreement) and does not constitute a novation of the Existing Agreement.  All indebtedness owing by the Borrower under the Existing Agreement and all security interests and Liens granted to the Agent under the Existing Agreement or any of the other Loan Documents (as defined in the Existing Agreement) hereby are renewed and continued in full force and effect (other than security interests and Liens upon Excluded Collateral) and hereafter shall be governed by this Agreement or, to the extent appropriate, such other Loan Documents as further amended or modified from time to time.  All existing Loan Documents (as defined in the Existing Agreement) previously executed in connection with the Existing Agreement shall continue in full force and effect, except to the extent such agreement is amended, restated or replaced in connection with this Agreement, and any and all references therein to the Existing Agreement shall refer to and mean this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective officers hereunder duly authorized as of the day and year first above written.

HAMPSHIRE GROUP, LIMITED, as a Borrower,
a Letter of Credit Account Party and a Guarantor

By:  /s/ Heath L. Golden
Name: Heath L. Golden
Title: Vice President, General Counsel & Secretary

HAMPSHIRE DESIGNERS, INC., as a Letter of Credit
Account Party and a Guarantor

By:  /s/ Heath L. Golden
Name: Heath L. Golden
Title: Secretary

ITEM-EYES , INC., as a Letter of Credit
Account Party and a Guarantor

By:  /s/ Heath L. Golden
Name: Heath L. Golden
Title: Secretary

SHANE HUNTER, INC., as a Letter of Credit
Account Party and a Guarantor

By:  /s/ Heath L. Golden
Name: Heath L. Golden
Title: Secretary

S 1 to Credit Agreement and Guaranty

SB CORPORATION, as a Letter of Credit
Account Party

By:  /s/ Heath L. Golden
Name: Heath L. Golden
Title: Secretary

Address of Borrower, each Letter of Credit Account Party
and each Guarantor for Notices:

c/o Hampshire Group, Limited
1924 Pearman Dairy Road
Anderson, SC 29625
Attention: Jonathan Norwood
Fax Number: 864.231.1201

S 1 to Credit Agreement and Guaranty

HSBC BANK USA, NATIONAL ASSOCIAION,
as a Bank, as Letter of Credit Issuing Bank
(for all Letters of Credit other than Existing Letters
of Credit) and as Agent

By:  /s/ Richard J. Elias
Name:  Richard J. Elias
Title:   Vice President

Address for Notices:

HSBC Bank USA, National Association
452 Fifth Avenue
New York, New York 1 0018
Attention:
Fax Number: 212-525-5676

S 2 to Credit Agreement and Guaranty

JPMORGAN CHASE BANK, N.A.
as a Bank

By:  /s/ Joseph J. Nastri
Name: Joseph J. Nastri
Title: Senior Vice President

Address for Notices:

JPMORGAN CHASE BANK, N.A.
________________________________
________________________________
Attention:
Fax Number:

S 3 to Credit Agreement and Guaranty

ISRAEL DISCOUNT BANK OF NEW YORK
as a Bank

By:  /s/ Juan C. Zaino
Name: Juan C. Zaino
Title: First Vice President

By:  /s/ R. David Korngruen
Name: R. David Korngruen
Title: Vice President

Address for Notices:

ISRAEL DISCOUNT BANK OF NEW YORK
________________________________
________________________________
Attention:
Fax Number:

S 4 to Credit Agreement and Guaranty

WACHOVIA BANK, NATIONAL ASSOCIATION
as a Bank

By:  /s/ Jeff Reeves
Name: Jeff Reeves
Title: SVP

Address for Notices:

WACHOVIA BANK, NATIONAL ASSOCIATION
1426 Half Street
Columbia, SC 29226
Attention: Nancy Rouse
Fax Number: 803-765-3630

S 5 to Credit Agreement and Guaranty

BANK LEUMI USA
as a Bank

By:  /s/ Paul J. DeChagas
Name: Paul J. DeChagas
Title: Vice President

Address for Notices:

BANK LEUMI USA
562 Fifth Avenue
New York, NY 10036
Attention: Paul J. DeChagas
Fax Number: 212-626-1329

S 6 to Credit Agreement and Guaranty

SOVEREIGN BANK
as a Bank

By:  /s/ Matilda Reyes
Name: Matilda Reyes
Title:  SVP

Address for Notices:

SOVEREIGN BANK
551 Fifth Avenue
New York, New York 10176
Attention:  Matilde Reyes - 26th Floor
Fax Number:

HAMPSHIRE GROUP, LIMITED

Schedule 1.01(a)

ELIGIBLE INVENTORY LOCATIONS

Loan Party	Address
Hampshire Designers, Inc.	18175 E. Rowland Street City of Industry, CA 91748
Hampshire Designers, Inc.	7131 Tunjunga Avenue North Hollywood, CA 91605
Hampshire Designers, Inc.	975 International Boulevard Clarksville, TN 37040
Item Eyes, Inc.	18601 San Jose Avenue City of Industry, CA 91748
Item Eyes, Inc.	125 Delewana Avenue Clifton, NJ 07014

Schedule 1.01(b)
ELIGIBLE TRADE LETTER OF CREDIT LOCATIONS

Same locations as set forth on Schedule 1.01(a).

Schedule 1.01(c)

EXISTING LETTERS OF CREDIT

Daily Outstanding as of July 31, 2009

Schedule 7.04

LITIGATION

•
Dispute with former Officers Charles Clayton and Roger Clark – On March 7, 2008, the Company filed a complaint in the Court of Chancery of the State of Delaware for the County of New Castle (the “Court”), against Ludwig Kuttner, Charles Clayton, and Roger Clark. The complaint asserted claims against Messrs. Kuttner, Clayton, and Clark for breach of fiduciary duty, gross mismanagement, corporate waste, unjust enrichment, common law fraud and, as to Mr. Kuttner, common law conversion.  The Company and Mr. Kuttner settled the claims that each had against the other pursuant to an agreement executed on August 4, 2008.  On September 10, 2008 and September 19, 2008, Mr. Clayton and Mr. Clark, respectively, filed additional answers with respect to the claims the Company made against them, as well as counterclaims against the Company.  Messrs. Clayton and Clark denied the Company’s claims and asserted claims against the Company for, among other things, certain compensation and benefits related to the termination of their employment with the Company and defamation and other damages allegedly stemming from the Company’s issuance of certain press releases related to the Audit Committee Investigation. On September 22, 2008, Mr. Clayton filed an additional complaint against certain of the Company’s directors and officers asserting claims for, among other things, contribution in the event that Mr. Clayton is found liable to the Company for damages in relation to the Company’s complaint against him and defamation and other damages allegedly stemming from the Company’s issuance of certain press releases related to the Audit Committee Investigation.  Substantial discovery in the litigation has been completed.  On June 12, 2009, the Company and its directors and officers that are parties to the litigation filed a motion for summary judgment.  The motion seeks a grant of summary judgment in favor of the Company on certain of its claims against Messrs. Clayton and Clark, including its claim for breach of fiduciary duty.  It also seeks the dismissal of certain of Messrs. Clayton’s and Clark’s counterclaims against the Company, as well as certain aspects of Mr. Clayton’s complaint against the Company’s directors and officers that are parties to the litigation.  Oral argument on the Company’s motion for summary judgment is scheduled for September 2, 2009, and a trial is currently scheduled for late October 2009.

•
NAF -  On February 23, 2009, the Company entered into an Agreement and Plan of Merger with NAF Holdings II, LLC (“NAF”) and NAF Acquisition Corp. pursuant to which, subject to certain conditions, the Company would be merged with and into NAF Acquisition Corp. and would survive the merger as the wholly owed subsidiary of NAF (the “Merger Agreement”).  The Merger Agreement was subsequently amended on April 20, 2009.  On April 26, 2009, the Company received a letter from NAF indicating that NAF was terminating the Merger Agreement for one or more alleged breaches of the Merger Agreement by the Company.  On April 27, 2009, the Company responded by stating that it did not believe that it was in breach of the Merger Agreement and that no circumstances existed which would allow NAF to terminate the Merger Agreement.  The Company further stated that it was terminating the Merger Agreement.  On July 14, 2009, counsel to the Company received a letter from counsel to NAF indicating that NAF contemplated a civil litigation concerning alleged fraudulent and otherwise improper conduct of the Company and its agents with respect to the transactions contemplated by the Merger Agreement and the termination thereof.

•
Prior to 2003, the Company was advised that certain of its suppliers would not be able to deliver finished product as agreed. In connection with this situation, the Company established a reserve in the amount of $7.5 million during 2002 for costs of past inventory purchases which had not yet been paid to the supplier and other matters arising from these events and has accordingly adjusted the reserve for ongoing activity. The reserve balance was $5.1 million at June 27, 2009 for such unresolved matters. The Company has bonus agreements with certain members of current and former management which are contingent upon the release of the aforementioned reserve established for past inventory purchases. If the Company determines that this reserve is no longer needed and is released, the bonus payments could be as much as $0.4 million.

•	The Borrower is from time to time involved in other litigation incidental to the conduct of its business, none of which is expected to be material to its business, financial condition, or operations.

Schedule 7.06
TRADEMARKS

Schedule 7.09

DIRECT AND INDIRECT SUBSIDIARIES; INACTIVE SUBSIDIARIES; OWNERSHIP OF GUARANTORS, INVESTMENTS

Equity Investments:
Subsidiary	Jurisdiction of Incorporation	Percentage of Capital Stock Owned
Hampshire Designers, Inc. 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Item-Eyes, Inc. 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
SB Corporation 1,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Hampshire Sub, Inc. 5,000 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Marisa Christina, Inc. 7,295,065 shares of Common Stock outstanding	Delaware	100% owned by Hampshire Group, Limited
Keynote Services, Limited 1000 shares of Common Stock outstanding	Hong Kong	100% owned by Hampshire Designers, Inc. through two individual nominees
Marisa Christina Apparel, Inc. 120 shares of Common Stock outstanding	Delaware (Inactive)	100% owned by Marisa Christina, Inc.
C.M. Marisa Christina (H.K.), Limited 4,700 shares of Common Stock outstanding	Hong Kong (Inactive)	100% owned by Marisa Christina Apparel, Inc.

Schedule 7.13

LABOR DISPUTES AND ACTS OF GOD

See Schedule 7.04.

Schedule 7.21

BORROWER AND GUARANTOR
DEPOSIT AND SECURITIES ACCOUNTS

PART I:  ACCOUNTS SUBJECT TO CONTROL AGREEMENT

Account Owner:	Bank Name:	Account Description:	Account Number:
Hampshire Group, Limited	Wachovia, Evergreen Investments	Investment	[REDACTED]
Hampshire Group, Limited	HSBC	Investment	[REDACTED]
Hampshire Group, Limited	HSBC Securities (USA) Inc.	Money Market	[REDACTED]
Hampshire Brands	JPMorgan Chase	Lockbox & Wires (in/out)	[REDACTED]
Hampshire Designers, Inc.	JPMorgan Chase	Lockbox & Wires (in/out)	[REDACTED]
Hampshire Group, Limited	JPMorgan Chase	Funding & Group Disbursement	[REDACTED]
Item-Eyes, Inc.	JPMorgan Chase	Lockbox & Wires (in/out)	[REDACTED]
Hampshire Group, Limited	JPMorgan Funds	Investment	[REDACTED]
Hampshire Group, Limited	Israel Discount Bank	Investment	[REDACTED]

PART II:  EXCLUDED ACCOUNTS

Account Owner:	Bank Name:	Account Description:	Account Number:
Hampshire Group, Limited	HSBC	Zero Balance	[REDACTED]
Item-Eyes, Inc.	HSBC	Zero Balance	[REDACTED]
Hampshire Group, Limited	JPMorgan Chase	Controlled Disbursements	[REDACTED]
Hampshire Group, Limited	JPMorgan Chase	Security Deposit of Subtenant	[REDACTED]
Hampshire Designers, Inc.	Wachovia	Payroll Account	[REDACTED]
Hampshire Designers, Inc.	Wachovia	Flexible Spending Account	[REDACTED]

Schedule 9.03

PERMITTED LIENS

Lien Holder	Lien Description
HSBC Bank USA, National Association, as Agent	All personal property subject to a Lien granted by any of the Security Documents and the Credit Agreement
The CIT Group / Commercial Services Inc. 1211 Avenue of the Americas New York, NY 10036	Lien on factored receivables pursuant to Non-notification Factoring Agreement, dated August 2, 2007, between Hampshire Designers, Inc. and The CIT Group/Commercial Services, Inc.
The CIT Group / Commercial Services, Inc.	Lien on factored receivables pursuant to Non-notification Factoring Agreement, dated August 2, 2007, between Item-Eyes, Inc. and The CIT Group/Commercial Services, Inc.
IBM Credit LLC	Leased office equipment.
Cannon Business Solutions/ Cannon Financial Services	Leased office equipment.
Marlin Leasing Corp.	Leased office equipment.
Banc of America Leasing & Capital, LLC	Leased office equipment.
Hasler Financial Services	Leased office equipment.
Konica Business Solutions	Leased office equipment.
Konica Minolta Leasing – a program of De Lage Landen Financial Services	Leased office equipment.
Citicorp Vendor Finance, Inc.	Leased office equipment.
Dell Financial Services, L.P.	Leased office equipment.

S 16 to Credit Agreement and Guaranty